EXHIBIT 10.1
EXECUTION COPY
CONTRACT CASH SOLUTIONS AGREEMENT
DATED AS OF JULY 20, 2007
AMONG
CARDTRONICS, INC.,
CARDTRONICS, LP
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION

TABLE OF DEFINITIONS

Page
7-Eleven Machine Acquisition	1
AAA	34
Actual Termination Date	24
Agreement	1
Annual Limit	4
Armored Carrier	2
Armored Carrier Contract	2
Armored Carrier Contracts	2
Armored Carrier Letter Agreement	2
Armored Carrier Letter Agreements	2
Armored Carriers	2
ATMs	1
Bank Report	8
Bankruptcy	18
Bankruptcy Code	18
Baseline	16
Beginning Measurement Time	6
BNA	1
Board	2
Business Day	9
Cardtronics	1
Cash	4
Cash Supplier	2
Change of Control	22
Client	1
Client Event of Default	18
Covered Machines	1
Daily Dispensed Cash	7
Daily Reports	7
Dispensed Cash	6
Dispute	33
Expected Amount	7
FDIC	20
Fee Letter	15
File 1 Report	7
File 2 Report	7
File 3 Report	7
File 4 Report	7
Final Settlement	9
Force Majeure Event	24

TABLE OF DEFINITIONS

Page
Freeze Period	3
Full Service Vcom	1
Full Service Vcoms	1
Governing Law	33
LP	1
Machine Placement Agreement	6
Machines	1
Maintenance Contract	2
Maintenance Contracts	2
Maintenance Letter	3
Maintenance Letters	3
Maintenance Provider	2
Maintenance Providers	2
Maximum Available Amount	5
Needs	1
Needs Redelivery	12
Needs Redelivery Termination Date	31
OCC	20
OFAC	38
Operating Account	9
Operating Accounts	9
option right	22
Parties	1
Party	1
Patriot Act	38
Recovery Plan	3
Regular Vcom	1
Regular Vcoms	1
Regulation D	2
Required Percentage of Covered Machines	16
Service Report	8
Servicer	2
Servicer Agreement	2
Servicer Agreements	2
Servicer Letter	2
Servicers	2
Settlement Account	8
Settlement Accounts	8
Settlement Start Date	6
Starting Cash	6
Stated Termination Date	24
Termination Trigger Event	21

TABLE OF DEFINITIONS

Page
Trigger Event	13
True-up Agreement	7
Vcom	1
Vcoms	1
Wells Fargo	1
Wells Fargo Event of Default	20
Wells Fargo Network Location	5

Table of Exhibits
Exhibit A – Covered Machines
Exhibit A-1 – Covered Vcoms
Exhibit A-2 – Covered ATMs
Exhibit B – Servicer Settlement Accounts
Exhibit C – Servicer Letter
Exhibit D – Armored Carrier Letter Agreement
Exhibit E– Maintenance Letter
Exhibit F – Recovery Plan
Exhibit G – True-up Agreement
Exhibit H – Form of Bank Report

CONTRACT CASH SOLUTIONS AGREEMENT
     This CONTRACT CASH SOLUTIONS AGREEMENT (this “Agreement”) is entered into as of July 20, 2007, by and among CARDTRONICS, INC. (“Cardtronics” or a “Client”), a Texas corporation, CARDTRONICS, LP (“LP” or a “Client” and collectively with Cardtronics, the “Clients”), each with its principal office located at 3110 Hayes Road, Suite 300, Houston, Texas 77082 and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), a national banking association organized and existing under the laws of the United States with an office located at 2500 City Blvd., Suite 1100, Houston, Texas 77042. Each Client and Wells Fargo may be referred to herein as a “Party,” or “Parties” when referring to all of them.
Recitals
     1. Clients are purchasing the Covered Machines (defined below) listed on the initial Exhibit A from 7-Eleven, Inc. (“7-Eleven”) and Vcom Financial Services, Inc. (“VFS”) (the “7-Eleven Machine Acquisition”).
     2. Upon consummation of the 7-Eleven Machine Acquisition, Clients will operate a network of Vcom machines (individually, a “Vcom” and collectively, “Vcoms”) that dispense currency and can perform a number of other financial and consumer transactions such as debit purchase transactions, credit card cash advance transactions, money order transactions, and check cashing transactions. For purposes of this Agreement, there are two types of Vcoms in operation. The first type of Vcom (each a “Full Service Vcom” and collectively, “Full Service Vcoms”), which numbers approximately 1,036 on the date hereof, includes within its functions bunch note acceptors (“BNA”). The second type of Vcoms, which numbers approximately 1,032 on the date hereof, do not include within its functions BNA (each a “Regular Vcom” and collectively, “Regular Vcoms”). Clients also will operate a network of approximately 3,509 automated teller machines (“ATMs” and together with the Vcoms, “Machines”) that are part of the 7-Eleven Machine Acquisition.
     3. The Machines that are subject to this Agreement (the “Covered Machines”) are listed in Exhibit A to this Agreement (sub-Exhibit A-1 for Vcoms and sub-Exhibit A-2 for ATMs), as such exhibits may be amended from time to time pursuant to the terms of this Agreement.
     4. Clients may, from time to time, replace existing ATMs with and/or convert them to Vcoms and vice versa and the Machines covered by this Agreement may, from time to time, change.
     5. Wells Fargo provides banking services and maintains currency as dictated by law and as required to meet the needs of its depositors (“Needs”).
     6. Subject to the terms of this Agreement, Wells Fargo desires to provide the currency needed for the dispensing requirements of all of the Covered Machines in the amounts to be specified by Clients from time to time pursuant to the terms of this Agreement and to perform balancing and processing services (the “Work”) for the Covered Machines.

     7. Wells Fargo, through its vault network, Federal Reserve Bank vaults, and various third-party providers (each a “Cash Supplier”) will cause the Cash to be made available to the Armored Carriers for use in the Covered Machines, and Armored Carriers shall transport and replenish the Cash in the Covered Machines in accordance with this Agreement and the Armored Carrier Letter Agreements.
     8. Provided the Cash satisfies the then-current guidelines established by the Board of Governors of the Federal Reserve System (the “Board”), until the Needs Delivery Termination Date (defined below), Wells Fargo may treat Cash placed in the Covered Machines as “vault cash” for purposes of reserve requirements under Regulation D, 12 C.F.R. Part 204 (“Regulation D”), as promulgated by the Board, until such Cash is dispensed from the Covered Machines.
     9. Clients have entered into or assumed contracts with each of the persons and entities listed on Exhibit B as servicers (together with any successor or assign, individually, a “Servicer” and collectively, “Servicers”) to perform certain services in connection with the Covered Machines pursuant to separate agreements with Servicers (hereinafter referred to individually as a “Servicer Agreement” and collectively as the “Servicer Agreements”). In the event either Client desires to add a new service provider where such provider’s service will dispense Cash from a Covered Machine (other than dispensing change incidental to the service), such Client may add such new service provider as a Servicer to Exhibit B by providing 30 days written notice to Wells Fargo and submitting an amended Exhibit B to Wells Fargo listing the current Servicers and an executed Servicer Letter for the new service provider.
     10. Clients have entered into or assumed, and will, with respect to future services, enter into prior to providing any services, a letter agreement with each Servicer, in substantially the form attached hereto as Exhibit C (each, a “Servicer Letter”) by which the parties thereto acknowledge or will acknowledge their rights and obligations with respect to the Cash and Receivables (as defined therein) and the procedures for settlement of transactions involving the dispensing of Cash from Covered Machines.
     11. Clients have entered into contracts with one or more armored carriers (with successors, collectively, “Armored Carriers” and individually, “Armored Carrier”) for purposes, among other things, of delivering Cash to, and retrieving Cash from, the Covered Machines (collectively, the “Armored Carrier Contracts,” and individually, an “Armored Carrier Contract”) and have entered into or assumed a separate letter agreement in substantially the form attached hereto as Exhibit D with each Armored Carrier in connection with the Covered Machines among Clients, Wells Fargo and Armored Carrier (individually, “Armored Carrier Letter Agreement” and collectively the “Armored Carrier Letter Agreements”).
     12. Clients may contract with one or more third-parties (individually, a “Maintenance Provider,” and collectively, the “Maintenance Providers”) who in connection with its duties to maintain the Covered Machines, may have access to the Cash in the Covered Machines. Each such agreement with a Maintenance Provider shall be referred to individually herein as a “Maintenance Contract” and collectively, “Maintenance Contracts”. Clients have entered into or assumed, and will, with respect to future Maintenance Providers, enter a separate letter

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agreement with each Maintenance Provider in substantially the form attached hereto as Exhibit E (individually a “Maintenance Letter” and collectively, the “Maintenance Letters”).
Agreement
ACCORDINGLY, the Parties to this Agreement agree as follows:
I. General.
A.	Inconsistencies; Incorporation of Recitals. In the case of inconsistencies between this Agreement and any other agreements between Wells Fargo and either Client that deal with the subject matter of this Agreement (including Wells Fargo account agreements), the terms of this Agreement shall prevail. The Recitals set forth above are incorporated herein by reference as part of this Agreement.

B.	Effect of non-Business Days on deadlines. If any deadline specified in this Agreement falls upon a non-Business Day, such deadline shall be extended to the next day that is a Business Day.

C.	Recovery Plan. The provisions of the current cash retrieval and disaster recovery plans attached hereto as Exhibit F (“Recovery Plan”) are incorporated in and supplement the terms of this Agreement. The locations and delivery times of Wells Fargo Network Locations and other information in the cash recovery plan attached as Exhibit F will be supplemented or otherwise restated monthly based upon updated information from Clients and upon either Client’s addition or deletion of a Covered Machine. Any other supplements or restatements of the Recovery Plan shall become effective only upon the prior written consent of Clients.

D.	Covered Machines. The current list of Covered Machines is set forth in Exhibit A. Subject to Section I.F. below, either Client may, upon five Business Days prior written notice to Wells Fargo, delete Machines listed as Covered Machines (such deletion to be effective only after all Cash is removed from the Covered Machine by the Armored Carrier). Subject to Section I.F. below, either Client may add new Covered Machines to the appropriate subpart of Exhibit A from time to time upon written notice to Wells Fargo according to the procedure set forth in this Paragraph. If the new Covered Machine can be serviced by an existing Wells Fargo Network Location, does not occur during the first or last week of a month (the “Freeze Period”) and the aggregate number of Covered Machines being added does not exceed 100, Clients will provide Wells Fargo five Business Days prior written notice of the change. If either Client reasonably determines that the new Covered Machine will require a new Wells Fargo Network Location or if the aggregate number of Covered Machines being added exceeds 100, such Client shall provide Wells Fargo 45 days prior written notice of the change. Notwithstanding any other provision to the contrary, any Covered Machines being added during a Freeze Period will be done solely on a best efforts

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basis and as long as there are sufficient Wells Fargo AU/General Ledger combinations as a unique AU/GL combination is required for each new Covered Machine in order to account for the Cash (currently there are up to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST] General Ledger lines available per Wells Fargo AU). Wells Fargo hereby agrees to supply the Cash to the new proposed Machines in the continental United States from the nearest Wells Fargo Network Location. Wells Fargo shall respond to a Client’s request for a new Wells Fargo Network Location in writing within 10 Business Days of such Client’s request to add a Covered Machine(s), and such response shall indicate the proposed Wells Fargo Network Location that Wells Fargo intends to use to supply the Cash to the new Covered Machine(s). The applicable Client shall respond in writing to Wells Fargo within 10 Business Days, either approving or rejecting the proposed Wells Fargo Network Location for the proposed Covered Machine(s) and describing the reasons for a rejection. If a Client rejects the proposed Wells Fargo Network Location(s) for a proposed Covered Machine, such Client may supply the new Machine with currency and coin from any other source, and such new Machine shall not be added to Exhibit A as a Covered Machine. In no event shall Work be performed for Covered Machines except by Wells Fargo.

E.	Exceptions. For avoidance of doubt and in addition to any exclusions set forth in this Agreement, the Parties agree that nothing herein shall be deemed to prohibit Clients from procuring currency and coin for the Covered Machines from any source other than Wells Fargo if Wells Fargo is unable to provide Cash (on account of a Force Majeure Event or otherwise) so long as (i) any Cash is first removed from the applicable Covered Machine (at which time the Machine will be deleted from Exhibit A), and (ii) Cash is never commingled with currency or coin of either Client or any other person or source.

F.	Limitations on Additions and Deletions. On the date of this Agreement and on each July 15 during the term hereof, Clients will provide to Wells Fargo a forecast of the number of Machines that will be Covered Machines during the following calendar year (the “Annual Limit”) and during the three next succeeding calendar years. Notwithstanding anything in this Agreement to the contrary, the number of Covered Machines shall never exceed the then applicable Annual Limit. As provided in Section I.D. the number of Covered Machines being added may be limited during Freeze Periods.
II. Contract Cash Services; Work.
A.	Wells Fargo’s General Obligation to Supply Cash. Subject to the terms of this Agreement, Wells Fargo agrees to furnish or cause to be furnished all United States currency and coin in denominations and that either is new or is in physical condition suitable for dispensing from a Machine in the amounts to be ordered by

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Clients (such new or ATM fit United States currency and coin as provided or arranged by Wells Fargo, the “Cash”), provided that before the Needs Redelivery Termination Date, Wells Fargo determines that it has sufficient cash on hand to meet Needs. For avoidance of doubt, the Parties agree that the term “Cash” does not include currency or coin accepted by the Machines from Machine Clients.

B.	Orders. Subject to Paragraph C below, Wells Fargo agrees to supply (or cause to be supplied) all of the Covered Machines with adequate Cash to meet each Client’s Cash order requests for each of the Covered Machines. Clients will provide Wells Fargo with at least two weeks prior written notice of the forecasted amount of Cash needed to accommodate holiday spikes, new locations and increased activities, in each case estimating Cash needs by city, location and denomination. Clients shall give Wells Fargo an order for Cash by the time(s) designated for each Wells Fargo, Cash Supplier, Federal Reserve or other vault location, each a “Wells Fargo Network Location”). Clients shall specify the amount and denomination of Cash to be supplied in the manner required under Wells Fargo’s cash vault ordering requirements. In the event that any applicable Wells Fargo Network Location cannot supply a Client with the volume of adequate Cash required to meet each Cash order for the Covered Machines, Wells Fargo shall use commercially reasonable efforts to obtain from other sources as much of such Cash as is practicable to fill such Client’s order.

C.	Maximum Amount of Cash to be Supplied. Notwithstanding anything in this Agreement to the contrary, the aggregate total of Cash to be provided by Wells Fargo under this Agreement shall at no time exceed (1) [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST] (A) during time the Parties agree-upon in writing during Christmas and New Year’s holiday periods and (B) between January 15 and March 31 of each year during the term hereof (the “Tax Season”), and (2) [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST] at all other times, which amounts in clauses (A) and (B) above include the sum of (x) all Cash with Armored Carriers, (y) Cash in Covered Machines, and (z) all payments owed by Servicers, including any amount to be reimbursed by way of credit to the Settlement Accounts in immediately available funds, net of all adjustments, chargebacks, representations and other corrections to all transactions under the Servicing Agreements (the “Maximum Available Amount”). At no time other than Tax Season shall Cash inside any Covered Machine exceed [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST]. During Tax Season, at no time shall Cash inside any Covered Machine exceed [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE

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COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST].

D.	No Commingling of Cash. Each Client agrees that during the term of this Agreement the only currency and coin to be placed in any of the cash cassettes used for dispensing currency and coin from a Covered Machine shall be Wells Fargo’s Cash. This restriction on commingling applies irrespective of whether a Client intends to supply currency and coins to a particular Covered Machine from another cash provider and regardless of whether Wells Fargo failed to supply the Covered Machine or otherwise.

E.	Cash May Only be Used in Covered Machines. Each Client agrees that at no time will Cash (i) be used or placed in Machines other than the Covered Machines, or (ii) be used for a purpose other than dispensing currency and coin needs at the Covered Machines.

F.	Treatment of Cash as “Vault Cash”. Until the Needs Redelivery Termination Date, Cash may be considered by Wells Fargo to be “vault cash” as defined in section 204.2(k) of Regulation D until such time as it is dispensed from the Covered Machines.

G.	Work. Subject to the terms and conditions hereof, Wells Fargo will provide Work for the Covered Machines during the term of this Agreement.

H.	Third-Party Premises. Except as otherwise provided below, all agreements between either Client and a third-party for the placement of an ATM on such third party’s premises (each an “Machine Placement Agreement”) shall provide substantially as follows before such Machine shall be deemed a Covered Machine:
1.	Ownership of Cash. The Cash contained in the Covered Machines is and, until dispensed in a cash dispensing transaction, always will be owned by and will be solely and exclusively the property of Wells Fargo and not Client or any third-party.

2.	Wells Fargo Access to Covered Machines. At least between the hours of 8:00 AM and 5:00 PM local time and such additional time periods that the third party may deem to be its normal business hours (and upon reasonable request during non-business hours), Wells Fargo and its authorized agents shall be permitted by the third party to enter on the premises on which the Covered Machines are located to inspect the Covered Machines, deliver Cash to and retrieve Cash from the Covered Machines, supervise and/or inspect the servicing and repair of Covered Machines and otherwise protect Wells Fargo’s interest in the Cash contained in the Covered Machines.

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3.	Third-Party Access to Cash Prohibited. The third-party shall not, and it shall instruct any person or entity performing any services in the third-party premises not to, open or attempt to open or move or attempt to move any Covered Machine.
III.	Plan and Procedures. To ensure repayment of the Cash dispensed from the Covered Machines (the “Dispensed Cash”) and to enable Wells Fargo to perform the Work, the Parties agree to the settlement procedures, balancing and processing set forth below:
A.	Commencement. At 12:00 a.m. Central Time in the case of Vcoms and 3:00 p.m. Central Time in the case of ATMs (the “Beginning Measurement Time”) on a date to be agreed upon in writing by the Parties (the “Settlement Start Date”) the settlement procedures for Covered Machines shall become effective. The Settlement Start Date shall be the date the 7-Eleven Machine Acquisition is consummated and the currency and coin in the cash cassette in each initial Covered Machine, in the Armored Carrier’s vault or in transit with the Armored Carrier, in each case intended for use in such Covered Machines shall be Cash hereunder (the “Starting Cash”). The Starting Cash shall be effected by the notification by Wells Fargo in writing of the currency and coin balances contained in each Acquired Machine, in the Armored Carrier’s vault or in transit with the Armored Carrier, in each case intended for use in Acquired Machines (the aggregate of such balances being referred-to as the “Expected Amount”). The procedures for reconciling any difference between the Starting Cash and the Expected Amount will be as provided in the True-up Agreement, dated as of even date, among Clients, Wells Fargo, 7-Eleven and VFS in the form set forth in Exhibit G (the “True-up Agreement”).

B.	Daily Reports.
1.	By [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST], Central Time, on each Business Day, Clients shall deliver to Wells Fargo daily reports (“Daily Reports”) as follows:
a.	File 1. Separate reports for Vcoms and ATMs (each a “File 1 Report”) that provide the amount of Cash dispensed from each such Covered Machine between the Beginning Measurement Time through settlement, which is [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST] . Central Time in the case of Vcoms and [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE

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COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST] Central Time in the case of ATMs of the immediately preceding Business Day (“Daily Dispensed Cash”); and

b.	File 2. Separate reports (each a “File 2 Report”) for Vcoms and ATMs that provide the amount of Cash dispensed from each Covered Machine serviced since the preceding Business Day from the Beginning Measurement Time until such Covered Machine was serviced and cash cassettes swapped by the Armored Carrier on the immediately preceding Business Day.

c.	File 3. Separate reports for Covered Machines (each a “File 3 Report”) that provide the amount of Cash deposited in each such Covered Machine between [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST] Central Time on the day immediately preceding the day on which the immediately preceding File 3 Report was delivered and [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST] Central Time in the case of Full Service Vcoms; and

d.	File 4. Separate reports (each a “File 4 Report”) for Covered Machines by Type that provide the amount of Cash deposited in each Covered Machine serviced since the preceding Business Day from [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST]. Central Time until such Covered Machine was serviced and BNA cash deposits were removed by the Armored Carrier on the immediately preceding Business Day.
2.	Armored Carrier Service Report. Utilizing such reporting system selected by Wells Fargo, and reasonably satisfactory to Clients, by [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST]. local time (unless an exception is granted in writing by Wells Fargo) on each Business Day, the Armored Carriers shall deliver to Wells Fargo a report reflecting each Covered Machine serviced and Cash added or removed since the preceding report and BNA cash removed and the Cash balance in each Covered Machine at the time of

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service (together with corrections and adjustments input in such system, the “Service Report”). Service Reports shall be used by Wells Fargo as part of the reconciliation process contemplated hereby. Wells Fargo will provide, without additional cost to Clients, training for agreed upon systems changes.

3.	Daily Report by Wells Fargo. By [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST]. Pacific Time on each Business Day (provided Wells Fargo has timely received all reports and information provided for hereunder from third-parties), Wells Fargo shall deliver to Cardtronics daily reports (each a “Bank Report”) in substantially the form attached hereto as Exhibit H which provides daily information for Vcoms and ATMs. Reports will be for the activity occurring two Business Days prior to the current date. Wells Fargo will provide, without additional cost to Clients, training for agreed upon systems changes.

4.	Postilion and Other Reports. Clients shall provide access and passwords to Wells Fargo, when and as needed by Wells Fargo to satisfy its agreement to provide Work hereunder, so that Wells Fargo can determine Postilion load amounts (as well as expected return) by Machine. All information will be in an electronic file format readily usable by Wells Fargo.
C.	Settlement Accounts. The Wells Fargo accounts agreed to in writing between the Parties shall be used as the settlement accounts (each a “Settlement Account” and collectively, the “Settlement Accounts”). Wells Fargo may from time to time designate a different account to be used as a Settlement Account by giving 90 Business Days prior written notice to Cardtronics.

D.	Settlements. All settlements with Servicers or either Client for Dispensed Cash shall be effected by ACH or wire transfer directly into the applicable Settlement Account. By [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST], Central Time, on each Business Day, Clients shall wire transfer into the applicable Settlement Account an amount equal to the difference, if any, between the Daily Dispensed Cash (from Vcoms or ATMs, as applicable) and the amounts received from Servicers on such Business Day. At or after [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST] Central Time each Business Day, Wells Fargo shall debit the applicable Settlement Account for an amount not to exceed the Daily Dispensed Cash attributable to the applicable type

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of Machine (i.e., Vcoms and ATMs) for the previous day and thereafter shall, at Cardtronics’ option, either (i) credit the applicable Operating Account by the amount, if any, by which the balance in the applicable Settlement Account prior to debit exceeds the Daily Dispensed Cash related thereto or (ii) debit the applicable Operating Account by the amount, if any, by which the balance in the applicable Settlement Account is negative.

Each Client hereby acknowledges and understands that it is completely responsible for any loss to Wells Fargo as the result of the misrouting of Dispensed Cash by any network processor, whether or not a Servicer.

E.	Viewing of Settlement Accounts. Clients shall have viewing access to the Settlement Accounts until Final Settlement occurs. “Final Settlement” means, with regards to the Parties, Servicers, Armored Carriers, the Maintenance Providers, and each and every other related party, the closing settlement of the Settlement Accounts and the Operating Accounts, including all fees and expenses, all Cash and other funds, and all obligations and duties owed which are subject to this Agreement, at the time of the expiration or termination of this Agreement.

F.	Reconciliation.
1.	Initial Verification to Determine Starting Cash. The procedures for initial verification of Cash are set forth in the True-up Agreement.

2.	Ongoing Reconciliation. Following receipt of the Daily Reports each Business Day, Wells Fargo shall endeavor to reconcile all out-of-balance amounts of Cash from the amounts reported in the Daily Reports and the Service Reports. If at any time Wells Fargo learns that Cash is out-of-balance (by use of the Bank Reports or otherwise), Wells Fargo shall notify Clients of the imbalance within five days of such discovery, and within 60 days of providing such notice to Clients, Wells Fargo shall credit or debit, as applicable, the appropriate Operating Account for such overage or shortage. Variances will be settled as of the last Business Day of the month when the difference reaches 60 days.

3.	Final Reconciliation. The Parties will use commercially reasonable efforts to complete a final reconciliation of Cash amounts upon termination or expiration of this Agreement within 10 Business Days after the effective date of such termination or expiration.
G.	Client Operating Accounts. Clients shall designate a deposit account as their operating account for Vcoms and another depository account as their operating account for ATMs, each to be at Wells Fargo (each an “Operating Account” and collectively, the “Operating Accounts”). The Operating Accounts shall be used for (i) all credits and debits of imbalances, and (ii) for debit by Wells Fargo of fees owing pursuant to this Agreement. Clients may designate a different account

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at Wells Fargo to be used as an Operating Account from time to time upon 90 days prior written notice to Wells Fargo.

H.	Business Day. Except as noted in the following sentence, “Business Day” shall mean any day other than weekends or holidays observed by the Federal Reserve Banks or Wells Fargo, and with respect to each Covered Machine, the Cash Supplier that is making Cash available to such Covered Machine. For avoidance of doubt, for purposes of the reports to be provided herein, references to “Business Day” shall mean any day other than Thanksgiving Day and Christmas Day.
IV.	Risk of Loss.
A.	Risk of Loss — Cash in Covered Machines. As between Wells Fargo and Clients, Clients, jointly and severally, shall bear all risk of loss and all liability with respect to the Cash during the time the Cash is located in the Covered Machines, including, but not limited to, loss due to theft or destruction of any of the Cash (whether or not such theft or destruction is due to an event beyond a Client’s reasonable control), malfunction of equipment, or misfeasance or malfeasance of a Client or Clients, Maintenance Provider, and their agents or employees. Notwithstanding the foregoing, neither Client shall be liable or responsible for any loss of Cash:
1.	to the extent due to the willful acts or omissions of Wells Fargo, its agents, or employees;

2.	where specifically provided otherwise herein;

3.	until the Needs Redelivery Termination Date upon Needs Redelivery (but subject to Section IV.C.3. below); or

4.	before Cash ordered under this Agreement has been picked up by an Armored Carrier.
B.	Risk of Loss – Cash In Possession of Wells Fargo or a Wells Fargo Network Location. As between Wells Fargo and Clients, Wells Fargo shall bear all risk of loss with respect to Cash both (1) after such Cash has been returned to a Wells Fargo Network Location, and (2) before such Cash has been picked up by an Armored Carrier pursuant to a Client’s order for the ultimate purpose of supplying a Covered Machine. The foregoing risk of loss includes without limitation, loss due to theft or destruction of any of the Cash (whether or not such theft or destruction is due to an event beyond Wells Fargo’s reasonable control), malfunction of Wells Fargo equipment, or misfeasance or malfeasance of Wells Fargo, its agents or employees.

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C.	Risk of Loss – Cash in Possession of Armored Carrier. Except as otherwise provided herein, as between Wells Fargo and Clients, Clients, jointly and severally, expressly assume and agree to indemnify Wells Fargo for any and all liability with respect to a Cash shortage, or loss, theft, disappearance, robbery, or destruction of any of the Cash during the time the same is (or should be) in the possession of an Armored Carrier until it is returned to a Wells Fargo Network Location.
1.	Notwithstanding the foregoing, neither Client shall be liable to Wells Fargo for any loss, theft, or destruction of the Cash to the extent due to the gross negligence or willful misconduct of Wells Fargo, any Cash Supplier or their respective agents or employees. Nothing herein shall be deemed to relieve an Armored Carrier of its responsibilities with regard to the Cash.

2.	Wells Fargo shall assign to Clients all of Wells Fargo’s rights to collect any Cash losses, theft or destruction from the Armored Carrier upon collection by Wells Fargo from Clients for such losses, theft or destruction. Wells Fargo shall use commercially reasonable efforts to cooperate with, and assist, Clients in collecting such unpaid amounts after such assignment, including providing Clients with any evidence of the claimed shortage, loss, theft or destruction. All such efforts by Wells Fargo shall be at each Client’s expense.

3.	Notwithstanding anything to the contrary herein, any risk of loss during Needs Redelivery or redelivery upon a Wells Fargo Event of Default of the Cash shall be borne by Wells Fargo, provided that Clients shall remain liable for Cash shortages in the Covered Machines prior to pick-up. Nothing herein shall be deemed to relieve an Armored Carrier of its responsibilities with regard to the Cash.
D.	Risk of Loss – Nonpayment by Servicer. Each Client, jointly and severally, agrees to indemnify and hold Wells Fargo harmless from, for, and against non-payment or any losses from nonpayment by any Servicer.

E.	7-Eleven Machine Acquisition Risk of Loss Rule. Notwithstanding any provision in this Agreement to the contrary, as between Wells Fargo and Clients, Clients, jointly and severally, shall bear all risk of loss, liability with respect to, and responsibility for, all Overages, Shortages, Processor Claims, Courier ATM Claims and Courier Vault Claims (as such terms are used in the True-up Agreement).
V.	Ownership of Cash.
A.	Cash Remains the Property of Wells Fargo. Wells Fargo shall have absolute ownership, title and control of all of the Cash used in the Covered Machines at all

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times. No ownership of the Cash or payments owing from Servicers for Dispensed Cash shall accrue, transfer, or otherwise inure to either Client or any other person. Clients and Wells Fargo agree that:
1.	all of the Cash shall remain the property of Wells Fargo, and Wells Fargo shall have all right, title, and interest in and to the Cash and may treat the Cash as its asset until such time as it is dispensed from any of the Covered Machines in a cash dispensing transaction; and

2.	none of the Cash shall at any time become the property of Clients, or any other person until such time as it is dispensed from any of the Covered Machines in a cash dispensing transaction.
Neither Client shall take actions inconsistent with the terms of this Agreement or the intent of the Parties that all Cash provided to an Armored Carrier by a Wells Fargo Network Location, regardless of physical location, remains the property of Wells Fargo until it is dispensed from the Covered Machines or surrendered by the Armored Carrier to a Wells Fargo Network Location as set forth in this Agreement.
B.	No Client or Third-Party Interest in Cash. It is expressly agreed between the Parties that neither of Clients nor any other person or entity has any possessory or ownership rights to the Cash or Receivables (as defined in the Servicer Letters) under Section 362 of the Bankruptcy Code or otherwise. It is expressly understood that no other financial institution, including without limitation, any Cash Supplier, can utilize the Cash to satisfy its own reserve requirements. Neither Client, nor any other person (other than an Armored Carrier and the Maintenance Providers for purposes of maintenance of the Covered Machines pursuant to the Maintenance Contracts) shall have any access to, or use of, any of the Cash after delivery of the same to Armored Carrier, whether during transportation or storage by Armored Carrier or while it is stored in the vaults of the Covered Machines, except as such use relates to the dispensing of any of the Cash in a cash dispensing transaction from one of the Covered Machines. Once any of the Cash is delivered to Armored Carrier, it shall only be transported or stored by Armored Carrier and finally placed in one of the Covered Machines or handled by the Maintenance Providers in a way that is consistent with the terms of the Maintenance Contracts. Under no circumstances shall either Client hold itself out as the owner of the Cash or in any way represent to any person or entity that it owns the Cash.

C.	Labeling of Covered Machines. If requested by Wells Fargo, each Covered Machine shall display a sticker notice inside the Covered Machine’s outer cover in such a place as is visible to a person accessing the inside of the Covered Machine, reading as follows: “ALL CASH IN THE CASH CASSETTE IN THIS TERMINAL IS THE SOLE AND EXCLUSIVE PROPERTY OF WELLS FARGO BANK, NATIONAL ASSOCIATION.” Wells Fargo shall bear the

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cost of the sticker notices, and all costs related to affixing the sticker notices to the Covered Machines shall be at each Client’s expense.

D.	Needs Redelivery of Cash to Wells Fargo Until the Needs Redelivery Termination Date. “Needs Redelivery” means the redelivery of all or a portion of the Cash to Wells Fargo by an Armored Carrier pursuant to the Recovery Plan as required to meet Needs. Wells Fargo may demand Needs Redelivery of the Cash, upon the occurrence of a Trigger Event, a Client Event of Default or a Termination Trigger Event, and with contemporaneous notice to Clients and Armored Carrier. Upon Wells Fargo demand for Needs Redelivery, Armored Carrier will deliver all or any part of the Cash, pursuant to the Recovery Plan and the Armored Carrier Contracts, then in the Covered Machines or otherwise in possession of Armored Carrier and return it to the applicable Wells Fargo Network Location or otherwise deliver it as Wells Fargo instructs, with or without judicial process, and without the consent of Clients. Needs Redelivery shall be made at the expense of Wells Fargo and to the addresses specified by Wells Fargo in the Recovery Plan. A “Trigger Event” shall mean any circumstance whereby Wells Fargo is not, or believes it is not, reasonably able to meet Needs without Needs Redelivery of all or a portion of the Cash from the Covered Machines.

E.	Other Redelivery. Either Client can initiate a redelivery of Cash upon a Wells Fargo Event of Default or a Termination Trigger Event invoked by Clients, and Wells Fargo can initiate redelivery of Cash upon a Client Event of Default or a Termination Trigger Event invoked by it.
VI.	Armored Carrier Service.
A.	Armored Carrier — General. Armored Carriers selected to handle the Cash, including all loading of any of the Cash into any of the Covered Machines, shall be a duly qualified armored car operator, selected by Clients (and reasonably acceptable to Wells Fargo) and contracted for by Clients. Clients may replace any Armored Carrier only upon prior written notice and with Wells Fargo’s express written consent which may not be unreasonably withheld, conditioned or delayed, Clients will use their best efforts to provide the prior written notice to Wells Fargo at least 30 days prior to such replacement, but in no event sooner than is reasonably necessary to ensure that the replacement Armored Carrier is a duly qualified armored car operator. For avoidance of doubt, a “duly qualified armored carrier operator” is one that is properly licensed, has provided to the Wells Fargo Network Locations a signature list of those authorized to pick up Cash and the photos of whom are on file, for whom an authorization letter is on file from Clients indicating what actions Wells Fargo is to take with respect to a particular Armored Carrier, whose trucks, uniforms and other identifications match and who otherwise meets the security and operational standards of such Wells Fargo Network Locations.

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B.	Procedures for Needs Redelivery of Cash. Needs Redelivery pursuant to Paragraph V.D. shall occur on a same-day basis in accordance with the Recovery Plan. For requests made prior to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST] local time of a Business Day, Cash will be deemed to be delivered on a same-day basis if the applicable Wells Fargo Network Location receives it at the Wells Fargo Network Location by [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST] local time the day of request. For requests made after [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST] local time of a Business Day, Cash will be deemed to be received on a same-day basis if Wells Fargo Network Location receives it prior to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST] local time the next Business Day. In response to a Needs Redelivery demand, made in accordance with this Agreement, Clients shall act in accordance with the Recovery Plan and shall not obstruct Needs Redelivery of the Cash.

C.	Cash Held by Armored Carrier. Clients shall contractually obligate Armored Carrier to segregate Cash held by Armored Carrier from all other currency and coin until such time as the Cash is required to be placed in specific Covered Machines or until it is requested to be returned to Wells Fargo and to meet the standards set forth in Paragraph VI.A. above.

D.	Covered Machine Access. No employee of Armored Carrier shall have the authority to access the Cash stored in any Covered Machine, except as provided below. The only parties having authorized access to the Cash stored in the Covered Machines shall be (i) Armored Carriers for the purposes of loading Cash in, or removing Cash from, the Covered Machines, as provided in the Armored Carrier Contracts, (ii) Armored Carriers for purposes of redelivery of the Cash to Wells Fargo Network Location pursuant to this Agreement, and (iii) the Maintenance Providers for purposes of Machine maintenance as set forth in the Maintenance Contracts.

E.	Responsibilities. Wells Fargo and each Client each agree that they shall not conceal or misrepresent any material fact or circumstance concerning the Cash delivered to Armored Carrier pursuant to this Agreement and the Armored Carrier Contracts.
1.	Wells Fargo agrees to supply all the Cash to Armored Carrier directly through any of the applicable Wells Fargo Network Location(s) in a sealed

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or locked bag, together with a shipping document verifying the value of the Cash in the bag. The value of the Cash set forth in such shipping document that accompanies the release by the applicable Wells Fargo Network Location of any sealed or locked bag shall be conclusively deemed the amount of the Cash invoiced. Each Client’s contract with each Armored Carrier shall, in the event of any reportable shortage claimed in the contents of a sealed or locked cash bag received by Armored Carrier from the Wells Fargo Network Location, obligate Armored Carrier to promptly notify such Client and Wells Fargo of the shortage. With respect to cash bags received from the Federal Reserve Bank or a Cash Supplier, each such contract shall also obligate the Armored Carrier to (i) provide reasonable assistance to Wells Fargo in presenting difference claims to the relevant Federal Reserve Bank or Cash Supplier in accordance with Federal Reserve Bank regulations or operating circular, if any; and (ii) comply with any requirements imposed by the Federal Reserve Bank or the relevant Cash Supplier in connection with the reporting of such shortages. In the event that such difference cannot be resolved, Wells Fargo and Clients will in good faith attempt to resolve the difference between them. If such efforts are unsuccessful (i) with respect to sums which Clients claim in writing are owed to them, within 60 days of receipt of the claim by Wells Fargo, or (ii) with respect to sums which Wells Fargo claims in writing are owed to it, within 60 days of receipt of the claim by Clients, the parties agree to resolve the issue in accordance with the mediation and arbitration provisions of this Agreement. The parties will from time to time mutually agree upon any minimal differences that need not be reported and such threshold amounts that must be reported on a same-day or next-Business-Day basis.

2.	Upon request of Wells Fargo, each Client agrees to provide to Wells Fargo, its agents and its legal advisors a copy of each Armored Carrier Contract in its possession.
F.	Armored Carrier Letter Agreements. Prior to utilizing any Armored Carrier other than an Armored Carrier whose contract is assumed in connection with the 7-Eleven Machine Acquisition, each of Clients, Wells Fargo and the Armored Carrier shall enter into an Armored Carrier Letter Agreement substantially in the form set forth in Exhibit E.

G.	Vault Security. Wells Fargo shall inform Clients in writing of any regulatory requirements imposed upon Wells Fargo with respect to security measures that are applicable to the maintenance of the Cash in each Armored Carrier’s vault facilities. Each Client shall immediately communicate such information to each Armored Carrier. Clients shall take reasonable steps to ensure that each Armored Carrier agrees to comply with any such regulatory requirements.

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VII.	Fees.
A.	General. Clients, jointly and severally, agree to pay Wells Fargo the fees calculated in accordance with the terms of a separate fee letter between Wells Fargo and Clients (the “Fee Letter”), which is hereby incorporated into this Agreement, which may be amended after the initial term of this Agreement as provided herein. Following the initial two-year term of this Agreement, fees may be changed by Wells Fargo on 30 days prior notice to Clients and Clients are free to accept such changes or terminate this Agreement.

B.	Taxes. Clients, jointly and severally, shall pay or reimburse Wells Fargo for any applicable taxes levied, imposed or assessed upon Wells Fargo as a result of its provision of Cash to Clients under this Agreement, excluding personal property taxes assessed against or payable by Wells Fargo (except for taxes relating to personal property owned by Clients), taxes based upon Wells Fargo’s net income and Wells Fargo’s corporate franchise taxes. Alternatively to such payment or reimbursement, a Client may satisfy its obligation in this paragraph by providing Wells Fargo with an exemption certificate that establishes that no tax is due. Wells Fargo shall furnish Clients with invoices showing separately itemized amounts due under this paragraph with respect to applicable taxes (if any). If a Client pays or reimburses Wells Fargo for any taxes pursuant to this paragraph, Wells Fargo hereby assigns and transfers to such Client all of Wells Fargo’s rights, title and interest in and to any refund for taxes paid. Any claim for refund of taxes against the assessing authority may be made in the name of a Client or Wells Fargo, or both at such Client’s option. Clients may initiate and manage litigation brought in the name of Clients or Wells Fargo, or both, to obtain refunds of amounts of taxes paid under this paragraph. Wells Fargo shall cooperate fully with Clients in pursuing any refund claims, including any related litigation or administration procedures.

C.	Costs and Expenses. Clients, jointly and severally, agree to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the preparation, negotiation and delivery of this Agreement and its Exhibits and any amendments or waivers thereto from time to time, including without limitation all reasonable fees and disbursements of legal counsel.

D.	Monthly Servicing Fees and Billing Statement. All fees and charges payable by Clients pursuant to this Agreement will be detailed for Clients in a monthly billing statement using Wells Fargo’s standard account analysis format which will be provided to Clients on the first Business Day after the 10th of each calendar month. Such statement shall contain categories of information as set forth in an Exhibit to the Fee Letter or as otherwise mutually agreed in writing by the Parties from time to time. Wells Fargo shall debit the appropriate Operating Account for all billed amounts on an agreed-upon day of the month that is no later than the 20th day after delivery of such monthly billing statement. To the extent that the appropriate Operating Account contains insufficient funds to accommodate such

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debit, the unpaid amount shall become immediately due and payable upon notice to Clients and Clients shall immediately pay the unpaid amount to Wells Fargo.

E.	Service Level Adjustments. 1. If Wells Fargo fails to either (i) provide Cash for any particular Covered Machine pursuant to Paragraph II.A (unless otherwise excused pursuant to the terms of this Agreement), or (ii) provide Cash as required in Paragraph II.B. above, then Wells Fargo shall either pay those additional expenses to Clients which have been incurred by Clients related solely to the failure on part of Wells Fargo to deliver Cash to the Armored Carrier, or credit such amounts to Clients against the above referenced billing statement, at the election of Wells Fargo.
2.	If Clients fail to maintain during any 12-month period Covered Machines at least equal to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST] of the Covered Machines on the effective date of this Agreement (the “Baseline”) or in the event of any automatic renewal or extension hereof, the lesser of (i) the Baseline and (ii) [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST] of the Covered Machines as of the date of such extension or renewal (the “Required Percentage of Covered Machines”), Wells Fargo shall be entitled to readjust the fees provided for hereunder so that its expected fees, yields and returns are at least equal to those that would have been achieved had the Required Percentage of Covered Machines been maintained.
F.	Debit of Operating Accounts. Wells Fargo may debit the Operating Accounts for amounts owing hereunder on an agreed-upon day of the month.
VIII.	Insurance.
A.	Required Insurance. During the initial and any renewal term of this Agreement, Clients, at their sole cost and expense shall, at a minimum, maintain insurance as follows:
1.	Commercial Crime Policy including coverage for employee theft/dishonesty/fidelity; Inside the Premises – the theft of money including disappearance, destruction and robbery; Outside the Premises – the theft of money, including disappearance, destruction and robbery; Computer Crime with limits not less than $5,000,000 per loss. Wells Fargo will be included as joint loss payable under the policy.

2.	Errors and Omissions with limits not less than $1,000,000 per occurrence.

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3.	Commercial General Liability/Umbrella insurance providing coverage for premises-operations liability, products-completed operations liability, independent contractors liability, personal and advertising and contractual liability with limits of at least $10,000,000.

4.	Statutory workers’ compensation and employers liability insurance with limits no less than $1,000,000 each accident for bodily injury; $1,000,000 each accident for disease per employee and $1,000,000 bodily injury for disease in the aggregate.

5.	Comprehensive Automobile Liability Insurance/Umbrella in the minimum amount of $10,000,000 combined single limits for bodily injury and property damage covering owned and non-owned hired vehicles.
B.	Additional Requirements. In addition, each Client agrees that:
1.	Each Client’s insurance policies will include an endorsement stating that “premises” are deemed to include all Covered Machines.

2.	Each Client shall furnish certificates of insurance to Wells Fargo at the time of the signing of this Agreement and upon renewal thereafter. Client will ensure that the insurance carrier and/or Client will provide 30 days advance written notice to Wells Fargo before termination, change or cancellation takes effect of any coverage under such policies evident on such certificate, regardless of whether cancelled by Clients or the insurance company.

3.	The insurance required hereunder will be primary and noncontributory to any insurance maintained by Wells Fargo.

4.	All of the insurance policies required hereunder will be maintained with companies licensed to do business in the state where the services will be performed and rated no less than “A-” as to policy holder’s rating in the then current edition of Best’s Insurance Guide (or with an association of companies each of the members of which are so rated).

5.	Clients will add Wells Fargo as an additional insured to Client’s commercial general/umbrella liability and automobile/umbrella policies.

6.	Except where prohibited by law, all insurance policies required by this Agreement shall include a Waiver of Subrogation in favor of Wells Fargo. Except where prohibited by law, all insurance policies required by this Agreement shall include a Waiver of Subrogation in favor of Client and its officers, directors and employees.
C.	No Relief From Liability. The foregoing requirements as to the types and limits of insurance coverage to be maintained by Clients and any approval or waiver of

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said insurance by Wells Fargo are not intended to and shall not in any manner limit or qualify the liabilities and obligations otherwise assumed by Clients pursuant to this Agreement, including but not limited to the provisions concerning the indemnification obligations of Clients.
IX.	Default; Termination Trigger Events.
A.	Termination Upon Default. Wells Fargo shall have the right to terminate this Agreement upon written notice to Clients in the event of a Client Event of Default. Clients shall have the right to terminate this Agreement upon written notice to Wells Fargo in the event of a Wells Fargo Event of Default.

B.	Client Events of Default. “Client Event of Default” shall mean the occurrence and continuance of any of the following events, acts, occurrences or conditions described in Paragraphs 1 through 10 below, for whatever reason:
1.	Any of the following occur: (i) Clients, or either of them, shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, and any successor statute or statutes (“Bankruptcy Code”); or (ii) an involuntary case is commenced against Clients, or either of them, under the Bankruptcy Code and the petition is not controverted within 10 days, or is not dismissed within 90 days after commencement of the case; or (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Clients, or either of them, or Clients, or either of them, commence any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Clients, or either of them, or there is commenced against Clients, or either of them, any such proceedings which remains undismissed for a period of 90 days; or (iv) any order for relief or other order approving any such case or proceeding is entered; or (v) Clients, or either of them, are adjudicated insolvent or bankrupt; or (vi) Clients, or either of them, suffer any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 90 days; or (vii) Clients, or either of them, make a general assignment for the benefit of creditors; or (viii) Clients, or either of them, shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (ix) Clients, or either of them, shall call a meeting of its creditors generally with a view of arranging a composition or adjustment of its debts; or (x) Clients, or either of them, shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; or (xi) any corporate action is taken by Clients, or either of them, for the purpose of effecting any of the foregoing.

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2.	Any creditor or group of creditors of Clients, or either of them, shall attempt for any reason to levy upon, seize under color of law, attach or make a bona fide claim against any Cash.

3.	Clients, or either of them, shall take any action or make any material representation that is inconsistent with Wells Fargo’s sole and exclusive ownership, title and control of the Cash.

4.	Clients, or either of them, fail to make payment when due on aggregate indebtedness in excess of $10,000,000.

5.	Either Client either (a) breaches any representation, warranty or covenant in this Agreement (other than failure to make any payments or other monetary obligations or as otherwise provided herein) and such failure continues for a period of more than 30 days, or (b) fails to make payments for Cash Settlement or meet any other undisputed monetary obligations under this Agreement, and following notice to either Client from Wells Fargo (except with respect to Section III.D. for which no cure period is applicable) the same continues (i) not more than once in any 12-month period, for a period of two Business Days if Clients notify Wells Fargo that such failure is a result of a temporary failure that may not rise to the level of a Force Majeure Event, but nonetheless prevents Clients from making the required payment(s) and Clients have provided supporting documentation for such system failure and (ii) at all other times, for a period of more than one Business Day. Notwithstanding the foregoing, Wells Fargo may terminate the Agreement if at the conclusion of the applicable cure periods described above either Client fails to pay the Wells Fargo determined estimated settlement amounts into the applicable Settlement Account for the day(s) of such failure.

6.	Inability or failure by either Client to deliver the Daily Reports or to satisfy any reporting, certification, notification or documentation requirements under this Agreement, in each case where such failure, following notice by Wells Fargo to either Client, continues (i) not more than once in any 12-month period, for a period of two Business Days if Clients notify Wells Fargo that such failure is a result of a temporary failure that may not rise to the level of a Force Majeure Event, but nonetheless prevents Clients from making the required Daily Reports and Clients have provided supporting documentation for such system failure and (ii) at all other times, for a period of one Business Day.

7.	Inability or failure of any Armored Carrier to deliver required daily reports or other documentation requirements under the Armored Carrier Agreements, and such failure continues for a period of one Business Day.

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8.	If any Armored Courier shall be unable, for any reason (except as the result of a Force Majeure Event or due to the malfunction of a Covered Machine), to obtain independent access to any Covered Machine pursuant to this Agreement.

9.	A material adverse change in the financial condition or operations of either Client or any of the Servicers (or their successors) occurs, and in the case of a change in financial condition of a Servicer, such change has a material adverse effect on Wells Fargo’s interests under this Agreement.

10.	Either Client sells or otherwise transfers all or a substantial portion of its Covered Machines and the Required Percentage of Covered Machines is not met after giving effect to such sale or transfer.
C.	Wells Fargo Event of Default. “Wells Fargo Event of Default” shall mean the occurrence of any of the following events, acts, occurrences or conditions described in Paragraphs 1 and 2 below, for whatever reason:
1.	Any of the following occur: (i) the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) or any successor regulatory agencies thereto shall determine that Wells Fargo is insolvent; or (ii) the OCC or the FDIC shall appoint a receiver, custodian or the like or initiate proceedings for relief or other order for all or any substantial part of its property; or (iii) Wells Fargo shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (iv) Wells Fargo shall call a meeting of its creditors generally with a view of arranging a composition or adjustment of its debts; or (v) Wells Fargo shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; or (vi) any corporate action is taken by Wells Fargo for the purpose of effecting any of the foregoing.

2.	Wells Fargo breaches any representation, warranty or covenant or fails to perform under this Agreement or any related agreements, and such breach remains uncured 30 days after Clients provide notice to Wells Fargo describing the alleged breach in reasonable detail. The Parties agree that Wells Fargo shall be in breach of this Agreement without further right to cure if it is unable to furnish sufficient Cash to comply with this Agreement at any time and such failure continues for three or more consecutive Business Days after notice from Clients, unless applicable regulations specifically prohibit or because of Force Majeure Event.
D.	Termination Trigger Events. “Termination Trigger Event” shall mean the occurrence and continuance of any of the following events, acts, occurrences or conditions described in Paragraphs 1 through 5 below, for whatever reason. This

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Agreement may be terminated without penalty upon the occurrence of any of the following Termination Trigger Events:
1.	180 days elapses after one Party gives the other Parties prior written notice of its intent to terminate.

2.	Immediately upon a Party giving written notice to the other Parties:
a.	in the event that (i) any federal or state regulatory authority takes any action, including, but not limited to, the issuance of a ruling, formal or informal opinion, or interpretation of any kind whatsoever that makes the continued performance of this Agreement illegal or exposes Wells Fargo to civil penalties, (ii) any law is adopted or regulation promulgated that makes the continued performance of this Agreement illegal or exposes Wells Fargo to civil penalties, or (iii) any law or regulation is interpreted by a court of competent jurisdiction, any of which, in the opinion of Wells Fargo’s legal counsel, would prohibit Wells Fargo from providing the Cash to Clients as described in this Agreement, then in such event, Wells Fargo shall have the right to cancel this Agreement immediately by notifying Clients in writing of its intent to do so;

b.	upon cancellation, reduction, or non-renewal of insurance required to be carried by Clients, Armored Carrier, or any Servicer pursuant to this Agreement, unless such insurance is replaced by a similar or better carrier, unless such new carrier is otherwise reasonably acceptable to Wells Fargo;

c.	upon termination of a Servicer Letter with respect to the Covered Machines serviced by that Servicer under which Cash would be dispensed, unless the outgoing Servicer is promptly (i.e., within 30 days) replaced by a successor service provider or such service is discontinued by a Client;

d.	subject to Force Majeure Event provisions herein, if a Servicer shall fail to (i) make payments pursuant to the applicable Servicer Letter when due on three or more consecutive Business Days; (ii) satisfy any material regulatory reporting, certification, notification, or documentation requirements; (iii) observe or perform any material covenant outlined in its Servicer Letter, or (iv) meet any agreed-upon performance and financial tests unless replaced within 90 days by a Servicer reasonably acceptable to Wells Fargo.

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3.	With respect to a Client (or either of them), an event or series of events (a “Change of Control”) by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the equity securities of such Party entitled to vote for members of the board of directors or equivalent governing body of such Party on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) and 90 days elapses without Wells Fargo consenting in writing to such Change of Control or ratifying in writing that an Actual Termination Date has not occurred and Clients shall have accepted in writing any changes in pricing proposed by Wells Fargo as a result of such Change of Control.

4.	Subject to the Force Majeure Event provisions hereof, immediately upon written notice by Clients in the event Wells Fargo at any time does not have the availability of sufficient vault cash to furnish Clients with sufficient Cash as specified by Clients or if Wells Fargo has exercised its right to demand Needs Redelivery according to this Agreement before the Needs Delivery Termination Date.

5.	In the event any agreements with a Servicer are terminated by a Client due to a material default of a financial obligation under such agreement.
X.	Indemnification; Limitations on Liability.
A.	Covered Machines. Subject to the risk of loss provisions set forth in Section IV, Clients, jointly and severally, shall indemnify and hold Wells Fargo harmless from, for, and against any loss of any of the Cash, and all adjustments, chargebacks, representments, and other corrections to all Cash dispensing transactions under the Servicing Agreements or otherwise, however caused, including, but not limited to, any loss resulting from the operation of the Covered Machines, including any malfunctions thereof, or losses resulting from actions of each Armored Carrier, Servicer or Maintenance Provider while performing services on behalf of Clients. Clients are responsible for any and all obligations related to the Cash in the Covered Machines which are imposed upon Wells Fargo whether by a Cash Supplier, the Federal Reserve Bank or Clients under applicable laws and regulations. Wells Fargo shall promptly notify Clients of any regulations or changes of applicable laws which might affect the terms of this

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Agreement or a Party’s obligations hereunder. Notwithstanding the foregoing, but subject to the risk of loss provisions set forth in Section IV, Clients shall have no indemnity liability hereunder for any claim or loss resulting to the extent that such claim or loss results from the act or omission of Wells Fargo or its employees, agents, or representatives.

B.	Actions of a Party and its Representatives. In addition to the indemnification set forth in Paragraph X.A. above, each Party agrees to indemnify and hold harmless the other Parties, their officers, directors, and employees from, for, and against any and all losses, damages, claims, liabilities, penalties (including, but not limited to, any penalties imposed by any governmental entity or agency), and expenses (including, but not limited to, to the extent permitted by law, reasonable attorneys’ fees) suffered or incurred by such other Party or Parties as a result of or arising out of, or attributed, directly or indirectly, to the breach of any obligation under this Agreement by the indemnifying party, its agents or representatives.

C.	Taxes. Clients, jointly and severally, agree to indemnify and hold Wells Fargo harmless from, for and against any loss of the Cash or Receivables (as defined in the Servicer Letters) caused by any loss from such Client’s failure to pay taxes, including local and special assessments and governmental and other charges, as well as all public and/or private utility charges, of any type or description, that may from time to time be imposed, assessed and levied against the Covered Machines, against transactions resulting in dispensed Cash, or against Clients or either of them.

D.	No Consequential Damages. IN NO EVENT WILL ANY PARTY BE LIABLE UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER, SUFFERED BY ANOTHER PARTY OR ITS AFFILIATES, EMPLOYEES OR AGENTS, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS INTERRUPTIONS OR OTHER ECONOMIC LOSS ARISING OUT OF THE PERFORMANCE OR NON-PERFORMANCE HEREUNDER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. For avoidance of doubt, the Parties agree that the foregoing limitation does not apply to limit a Party’s obligation to indemnify or defend the other Party as provided in this Agreement.

E.	Acknowledgement. EACH OF THE PARTIES UNDERSTANDS THE LEGAL AND ECONOMIC RAMIFICATIONS OF THIS SECTION, AND ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION WERE NEGOTIATED BETWEEN PARTIES AND THAT SUCH PROVISIONS WERE CONSIDERED BY EACH PARTY IN DETERMINING THE SPECIFIC RISKS THAT IT ASSUMED IN AGREEING TO ITS OBLIGATIONS SET

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FORTH IN THE AGREEMENT, AND THE AMOUNTS OF THE PAYMENTS TO BE MADE UNDER THE AGREEMENT.

F.	Acts or Omissions. It is the understanding and agreement of the Parties to this Agreement that (i) Wells Fargo shall not be liable for any acts or omissions on the part of either Client or any third party whether with respect to any transactions generated through Covered Machines or otherwise, and (ii) Clients shall not be liable for any acts or omissions on the part of Wells Fargo or any third party whether with respect to any transactions under this Agreement or otherwise.

G.	Force Majeure. No Party shall be deemed to be in default of any provision herein or to be liable to another Party for any delay, failure of performance, or interruption of service arising due to acts or events beyond such Party’s control including by way of illustration, but not limitation, acts of God, civil and military authority, terrorism, civil disturbance, war, fires, delay of Armored Carrier suppliers, interruptions in telecommunications or networking facilities, or those of its subcontractors for like causes (each a “Force Majeure Event”). The Parties agree that the provisions of this paragraph do not relieve them of their respective risks of loss with respect to Cash as set forth in Section IV of this Agreement.
XI.	Term; Survival; Early Termination Fee.
A.	General. The initial term of this Agreement shall be two years from the date first written above and shall be renewed for additional one-year periods unless a Party gives at least 180 days prior written notice of its intent not to renew, provided, however, that each such renewal shall be subject to a written agreement about pricing and such other terms and conditions to be mutually agreed upon among the Parties (the “Stated Termination Date”), unless earlier terminated by a Party as provided in this Agreement (the “Actual Termination Date”).

B.	Redelivery. Upon redelivery as provided in this Agreement, each Client shall be responsible and liable for: (i) collecting and delivering to Wells Fargo all payments due from Servicers for Dispensed Cash; and (ii) using its best commercially reasonable efforts to ensure that Armored Carrier effects redelivery of the Cash in accordance with the terms of this Agreement. In the event a Client terminates the Agreement as provided herein, Wells Fargo shall use its best commercially reasonable efforts to effect redelivery and shall not delay or otherwise obstruct the efforts of Clients to transition currency and coin services to another provider.

C.	Survival. Notwithstanding the termination of this Agreement as provided herein, the obligations of the Parties hereto under (i) Sections and Paragraphs II.D, II.E, II.F., III. (until Final Settlement), IV., V.A., V.B., V.D., VI.B., VI.D., VI.E., IX., XI. and XIV shall survive and continue in full force and effect until such time as all Cash then outstanding has been returned to Wells Fargo (or reimbursed to Clients for any corrective payments of shortfall or overpayment by Clients), all

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payments due from Servicers for Dispensed Cash then outstanding have been paid to Wells Fargo, and all fees owing pursuant to the terms of this Agreement have been paid and (ii) Section X shall survive and continue in full force and effect until the expiration of the applicable period of limitations.

D.	Failure to Furnish Cash. If a Client terminates this Agreement because Wells Fargo is unable to furnish sufficient Cash to comply with this Agreement, the Cash shall either be redelivered within the timeframe and in the manner mutually agreed-to between the Clients and Wells Fargo or transferred via Fedwire to Wells Fargo in an amount equal to the then outstanding Cash within such timeframe. Wells Fargo shall be liable for any actual costs incurred by Clients in connection with such redelivery. Subject to Section IV. (Risk of Loss) and Paragraph VII.E. (Service Level Adjustments), Wells Fargo shall not otherwise be liable for any damages incurred by Clients on account of redelivery instituted by Clients due to Wells Fargo’s inability to furnish the Cash, nor shall Wells Fargo be liable for any damages resulting from the inability of cardholders to use the Covered Machines because they then contain no currency.

E.	Certain Costs. Neither Client shall be liable for the cost of redelivery in the event of a Needs Redelivery or as a result of a Wells Fargo Event of Default.

F.	Early Termination Fee. In the event this Agreement is, for any reason other than a Wells Fargo Default or because of Wells Fargo’s election to terminate the Agreement before the Stated Termination Date when no Client Event of Default exists, terminated prior to the Stated Termination Date, Clients shall pay to Wells Fargo a termination fee of [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST] per month, commencing [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST] during the initial term of this Agreement, but in no event shall such fee be less than [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST].

G.	Purchase Option. From and after November 1, 2007, Wells Fargo hereby grants Clients an option to purchase the Cash under the following circumstances and subject to the following conditions: (i) this Agreement is terminated for any reason, (ii) the purchase is evidenced by a Currency Bill of Sale in form and substance mutually satisfactory to Clients and Wells Fargo and (iii) the purchase is exercised and purchase price paid immediately at termination.

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XII.	Representations Warranties and Covenants.
A.	Representations and Warranties of Clients. Each Client represents and warrants to, and covenants with Wells Fargo as follows (such representations and warranties being deemed to be made and renewed on each day during the term of this Agreement):
1.	Organization: Each Client (i) is a duly organized and validly existing corporation or partnership in good standing under the laws of the State of Delaware, (ii) has the corporate or partnership power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage and (iii) has duly qualified and is authorized to do business and is in good standing in every jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except to the extent that any failure to be so qualified, authorized or in good standing does not have a reasonable likelihood of materially affecting the operations, properties, or business of such Client.

2.	Authorization: Each Client has the corporate or partnership power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement. Each Client has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms except as such enforceability may be affected by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.	No Conflicts: Neither the execution, delivery or performance by either Client of this Agreement, nor compliance by it with the terms and provisions hereof, (i) will contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, or (ii) will conflict or be inconsistent with or result in any material breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien (except pursuant to this Agreement) upon any of the property or assets of such Client pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which such Client is a party or by which it or any of its property or assets is bound or to which it may be subject.

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4.	No Actions: Each Client represents and warrants that there are no actions, suits or proceedings pending, to the best of its knowledge, or threatened with respect to this Agreement or the transactions contemplated hereby or that adversely affect the ability or capacity of Clients, any Servicer or any Maintenance Provider to perform as agreed-upon hereunder in its Servicer Letter or Maintenance Provider Letter.

5.	Servicer Contracts: Each Client represents and warrants that following notice of any such regulatory requirements from Wells Fargo, such Client shall notify Wells Fargo if such Client becomes aware that a Servicer has failed to conform to any regulatory requirement imposed upon Wells Fargo with respect to the Cash, the Covered Machines, and any related record keeping or reporting requirements imposed on Wells Fargo, including, without limiting the generality of the foregoing, the provisions of the regulations of the Office of the Comptroller of the Currency, if any, regarding minimum security devices and procedures and the provisions of the Bank Protection Act of 1968, as amended, 12 USC § 1881 et seq., as such provisions relate to automated teller or cash dispensing machines in off-premises locations.

6.	Access to Covered Machines: No employee of a Client or any retail establishment where a Covered Machine is located has access to the Cash stored in any Covered Machine, except through a cash dispensing transaction.

7.	No Liens: To the best knowledge of each Client, each Client represents and warrants that the ownership interest of Wells Fargo in the Cash is and at all times will be free and clear of any and all liens, rights or claims of all other persons. Each Client shall defend the Cash against all claims and demands of a Servicer claiming the same or any interest therein adverse to Wells Fargo. To the knowledge of each Client, no financing statement or other evidence of lien covering or purporting to cover any of the Cash is on file in any public office.

8.	No Defaults: Neither Client is currently in default under or with respect to any contractual obligation that would, either individually or in the aggregate, reasonably be expected to have a material adverse effect on such Client’s operation of the Machines or its performance under this Agreement. To each Client’s best knowledge, no default under or with respect to any contractual obligation would result from the consummation of the transactions contemplated by this Agreement or any other document related to this Agreement.

9.	Location of Covered Machines: All Covered Machines owned, leased, operated or managed by either Client are and at all times will be at the

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business establishments listed on Exhibit A, as modified from time to time in accordance with this Agreement.
B.	Representations and Warranties of Wells Fargo. Wells Fargo represents and warrants to, and covenants with, Clients as follows:
1.	Organization: Wells Fargo (i) is a duly organized and validly existing national bank in good standing under the laws of the United States of America, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage and (iii) has duly qualified and is authorized to do business as a bank in every jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except to the extent that any failure to be so qualified, authorized or in good standing does not have a reasonable likelihood of materially affecting the operations, properties, or business of Wells Fargo.

2.	Authorization: Wells Fargo has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement. Wells Fargo has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.	No Conflicts: Neither the execution, delivery or performance by Wells Fargo of this Agreement, nor compliance by it with the terms and provisions hereof, (i) will contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality or (ii) will conflict or be inconsistent with or result in any material breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Wells Fargo pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which Wells Fargo is a party or by which it or any of its property or assets is bound or to which it may be subject.

4.	No Actions: There are no actions, suits or proceedings pending or, to its knowledge, threatened with respect to this Agreement or the transactions contemplated hereby.

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5.	No Defaults: Wells Fargo is not currently in default under or with respect to any contractual obligation that could, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Wells Fargo’s ability to perform under this Agreement. To Wells Fargo’s best knowledge, no default under or with respect to any contractual obligation would result from the consummation of the transactions contemplated by this Agreement or any other document related to this Agreement.
C.	Covenants of Clients. Each Client covenants and agrees with Wells Fargo that from and after the date of this Agreement:
1.	Further Assurances: Upon the request of Wells Fargo, and at the expense of Wells Fargo (unless such cooperation is related to a breach by a Client), each Client will cooperate with Wells Fargo to the extent Wells Fargo may reasonably deem necessary in protecting its ownership interest in the Cash and in the payments from Servicers for Dispensed Cash, and in complying with applicable laws and regulations.

2.	Change of Name or Entity Structure: Each Client shall notify Wells Fargo within 30 days of changing its name, jurisdiction of incorporation, or entity structure or moving its principal executive office outside of Texas.

3.	Right of Inspection: If a discrepancy arises in connection with the Cash settlement, each Client will provide Wells Fargo with access, during normal business hours and upon reasonable prior notice to such Client to all books, correspondence and records of such Client directly relating to the discrepancy. Wells Fargo and its representatives may examine the same, take extracts therefrom and make photocopies thereof, at the cost and expense of Clients. Each Client agrees to render to Wells Fargo, without cost or expense, such clerical and other assistance as may be reasonably requested with regard thereto.

4.	Compliance with Laws Affecting Cash: Each Client will comply in all material respects with all requirements of law applicable to the Cash or any part thereof; provided however, that either Client may contest any requirement of law in any reasonable manner which shall not adversely affect Wells Fargo’s rights in the Cash.

5.	Electronic Reports; Access: Each Client will provide any data deliverable in connection with this Agreement to Wells Fargo in the agreed-to format and will provide access as required in Section III.B.4. hereof.

6.	Negative Pledge: Neither Client will create, incur or permit to exist, will defend the Cash against, and will take such other action as is necessary to remove, any lien or claim on or to the Cash against the claims and

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demands of a Servicer or an Armored Carrier (except arising through or on account of Wells Fargo).

7.	Notice: Upon becoming aware thereof, each Client will advise Wells Fargo promptly, in reasonable detail, in accordance with the provisions hereof, (i) of any breach under this Agreement, (ii) of any lien on, or claim asserted against, any of the Cash, and (iii) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Cash or on the liens created hereunder.

8.	Compliance with Rules and Regulations: Each Client will abide by and operate in accordance with all applicable network rules and regulations and all applicable banking laws and regulations following notice by Wells Fargo of such rules or regulations. Each Client will comply with the applicable regulations of any network processor and all state and federal regulations, including Regulation E.

9.	Notice to Wells Fargo: Each Client shall deliver to Wells Fargo, within three Business Days of receipt, a copy of all notices or correspondence it receives from any third-party relating to the operation of the Covered Machines or the provisioning of Cash for the Covered Machines, that may affect another Party’s performance of its obligations under this Agreement. Each Client shall promptly inform Wells Fargo of the location of all Covered Machines and will advise in advance of any proposed relocation, in each case in accordance with the terms of this Agreement.

10.	Financial Statements: To the extent that Cardtronics is no longer a public reporting company under the securities laws of the United States, Cardtronics will, from time to time, deliver to Wells Fargo copies of its quarterly and annual financial statements and reports as reasonably requested by Wells Fargo, together with any financial information supporting such financial statements and reports. Quarterly financial statements will be due within 45 days of the end of each quarter and annual financial statements within 90 days of the end of each fiscal year.
11.	Maintenance of Records. Each Client agrees to maintain sufficient records to permit an audit by Wells Fargo as is necessary for the settlement of all Cash transactions; provided, however, that neither Client nor their agents shall be required to maintain records beyond six-months unless a dispute exists or other circumstances reasonably warrant a longer period of time. Each Client shall maintain its records as mutually agreed by the Parties in order to permit Wells Fargo additional information to confirm the contents of the Daily Reports and to confirm information on a transaction-by-transaction basis.

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12.	Estoppels. No later than 30 days after the effective date of this Agreement, Clients agree to provide Wells Fargo with a written estoppel reasonably satisfactory to Wells Fargo from Diebold and 7-Eleven.

13.	LP. Unless merged into Cardtronics in a transaction in which Cardtronics is the surviving entity, Cardtronics will retain LP as a wholly-owned subsidiary during the term of this Agreement.
D.	Covenants of Wells Fargo. Wells Fargo covenants and agrees with Clients that from and after the date of this Agreement:
1.	Compliance with Laws Affecting Cash: Wells Fargo will comply in all material respects with all requirements of law applicable to the Cash or any part thereof; provided however, that Wells Fargo may contest any requirement of law in any reasonable manner.

2.	Notice: Upon becoming aware thereof, Wells Fargo will advise Clients promptly, in reasonable detail, in accordance with the provisions hereof, (i) of any breach under this Agreement, (ii) of any lien on, or claim asserted against, any of the Cash, and (iii) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Cash or its agreements hereunder.

3.	Compliance with Rules and Regulations: Wells Fargo will abide by and operate in accordance with all applicable network rules and regulations and all applicable banking laws and regulations. Wells Fargo will comply with the applicable regulations of any network processor and all state and federal regulations, including Regulation E.

4.	Needs Redelivery Termination Date. Wells Fargo will take commercially reasonable steps to eliminate the Needs Redelivery requirements of this Agreement within 47 days after satisfaction of the conditions precedent set forth in Section XIII hereof by August 31, 2007, and shall promptly notify Clients in writing of the date when the Needs Redelivery requirement has been eliminated (the “Needs Redelivery Termination Date”). Notwithstanding anything to the contrary in this Agreement, unless the Parties otherwise agree in writing, in the event Wells Fargo is unable to effect a Needs Redelivery Termination Date within 77 days after satisfaction of the conditions precedent set forth in Section XIII hereof and Cardtronics elects, in writing within 120 days thereafter, to terminate this Agreement because of such inability, Cardtronics shall not be required to pay any termination fee as a result of such termination because of Wells Fargo’s inability to effect a Needs Redelivery Termination Date.
XIII.	Conditions Precedent. This Agreement shall be effective on the date the following conditions precedent are satisfied:

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1.	The 7-Eleven Machine Acquisition is consummated on or before July 2 , 2007;

2.	No Client Event of Default shall then be existing;

3.	All Agreement requirements have been satisfied;

4.	Payment of Wells Fargo’s costs and expenses incurred in the preparation of this Agreement, its due diligence and implementation of this Agreement;

5.	Satisfactory review of the material contracts being assumed from 7-Eleven to the extent not already in Wells Fargo possession;

6.	Satisfactory review of bonding and insurance requirements specified herein (which review the Parties agree has been accomplished and the insurances tendered in writing accepted by Wells Fargo);

7.	Satisfactory regulatory and compliance review; and

8.	Such other due diligence and investigation as Wells Fargo deems necessary.
XIV.	General Provisions.
A.	Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

B.	Relationship of the Parties. Wells Fargo and Clients shall at all times be deemed to be independent contractors. Except as expressly provided herein to the contrary, neither Wells Fargo and Clients will have authority to enter into contracts on each other’s behalf, to hire or fire employees of one another, nor in any way to obligate each other to any third party.

C.	Entire Agreement; Modification. This Agreement, along with the appendices, exhibits and addenda referenced herein, constitutes the entire agreement between Wells Fargo and Clients relating to the subject matter herein and may not be changed orally but only by a written instrument signed by both parties. There are no restrictions, promises, warranties, covenants, or undertakings relating to the subject matter of this Agreement, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

D.	Assignment. No Party may assign this Agreement to any other person or business entity without each other Party’s prior written consent; provided, however, that any Party may assign this Agreement, in whole or in part, with written notice to

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the other Parties, to its parent company, a wholly-owned direct or indirect subsidiary of the parent company, its affiliate, or subsidiary corporation, provided that such assignment shall be contingent upon the assigning Party agreeing to continue to guarantee any and all obligations owed hereunder by such assignee under this Agreement and the Servicer Letters and shall document such continuing guaranty in a form acceptable to the non-assigning Parties.

E.	Notices. All notices, requests and approvals required by this Agreement shall: (a) be in writing; (b) be addressed to the parties as indicated below unless notice is given in writing of a change in address; (c) be deemed to have been given when received; and (d) unless otherwise provided in this Agreement, be sent by certified first class mail, return receipt requested, postage prepaid, or other receipted express delivery service, or telecopy with written acknowledgment of receipt:

If to Wells Fargo:	WELLS FARGO BANK NATIONAL ASSOCIATION
2500 City West Blvd., Suite 1100
Houston, Texas 77042
Attn: Jeffrey O. Rose
Fax: (713) 273-8530

If to Clients:	CARDTRONICS, INC.
3110 Hayes Road, Suite 300
Houston, Texas 77082
Attn: Michael H. Clinard
Fax: (281) 892-0151
No separate notice to LP shall be required hereunder or in connection herewith.

F.	Governing Law and Venue. This Agreement shall be governed by and interpreted under the laws of the State of Texas (“Governing Law”), without regard to conflicts of laws principles. Subject to the arbitration provisions in Paragraph XIV.H. below, the Parties hereby irrevocably submit to the jurisdiction of any state or federal court in Harris County, Texas with respect to any action or proceeding arising out of or relating to this Agreement. Subject to the arbitration provisions in Paragraph XIV.H. below, the Parties hereby consent to and grant to any such court jurisdiction over the persons of such Parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

G.	Section Headings. The section headings in the Agreement are for purposes of reference only and shall not limit or affect any of the terms herein.

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H.	Arbitration.
1.	Arbitral Process: Upon the demand of either Party, any “Dispute” shall be resolved by binding arbitration (except as set forth below in “Judicial Review of Awards”) in accordance with the terms of this Agreement. A “Dispute” shall mean any action, dispute, claim, or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, the subject matter of this Agreement, or any past, present, or future activities, transactions, or obligations of any kind related directly or indirectly to the subject matter of this Agreement, including, without limitation, any of the foregoing arising in connection with the exercise of any self-help or any ancillary or other remedies or actions taken relating to the subject matter of this Agreement. Any Party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any Party who fails or refuses to submit to arbitration following a lawful demand by any other Party shall bear all costs and expenses incurred by such other Party in compelling arbitration of any Dispute.

2.	Rules Governing Arbitration: Arbitration proceedings shall be administered by the American Arbitration Association (“AAA”) or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in this Agreement. The arbitration shall be conducted at a location in Texas selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided, however, that nothing contained herein shall be deemed to be a waiver by either Party which is a bank of the protections afforded to it under 12 USC § 91 or any similar applicable state law.

3.	Arbitration; Provisional Remedies: Except as otherwise provided in this Agreement, no provision hereof shall limit the right of either Party to exercise self-help remedies such as setoff, or to obtain provisional or ancillary remedies, including, without limitation, injunctive relief, sequestration, attachment, garnishment, or the appointment of a receiver, from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of any such

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remedy shall not waive the right of either Party to compel arbitration hereunder.

4.	Arbitrator Qualifications and Awards; Powers: All Arbitrators shall be selected in accordance with the AAA Commercial Arbitration Rules. Arbitrators must (a) be active members of the State Bar of Texas with expertise in the substantive laws applicable to the subject matter of the Dispute, (b) not be affiliated with either of the Parties and (c) have at least five years experience in arbitrating sophisticated commercial contract disputes. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the Governing Law, (ii) may grant any remedy or relief that a federal or state court of Texas could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Rules of Civil Procedure of the State of Texas, or other applicable law. Disputes less than $5,000,000 shall be decided by a single arbitrator mutually agreed by the Parties. If the Parties cannot mutually agree on a single arbitrator within five Business Days of initiation of arbitration, then the AAA shall select an arbitrator on behalf of the Parties. Disputes of $5,000,000 or more shall be decided by majority vote of a panel of three arbitrators; provided, however, that all three arbitrators must actively participate in all hearings and deliberations. The panel of arbitrators will be comprised of three arbitrators, with one arbitrator selected by each of Wells Fargo and Client and the third arbitrator selected by the two arbitrators chosen by the Parties. If an arbitrator is unable to serve, his or her replacement will be selected in the same manner as the arbitrator to be replaced.

5.	Judicial Review of Awards: Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the Governing Law, and (iii) the parties shall have, in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award, the right to judicial review of (a) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (b) whether the conclusions of law are erroneous under the Governing Law. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is

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supported by substantial evidence and not based on legal error under the Governing Law.

6.	Arbitration; Other Matters: To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the subject matter of the Dispute shall control. This arbitration provision shall survive the termination of this Agreement.
I.	Attorneys’ Fees. In the event either Party to this Agreement shall be required to initiate legal or arbitration proceedings (a) to interpret or enforce performance of any term or condition of this Agreement, (b) to enjoin any action prohibited hereunder, or (c) to gain any other form of relief whatsoever, the prevailing Party shall be entitled to recover, to the extent permitted by law, in addition to any other damages or compensation received, reasonable attorneys’ fees and court costs incurred by it on account thereof notwithstanding the nature of the claim or cause of action asserted by the prevailing Party. “Attorneys’ fees” includes the reasonable expense to any corporation of the service of its in-house counsel.

J.	Waiver. If a Party waives any of its rights on any one or more occasions it will not be deemed to be a waiver of that Party’s rights on any other occasion. No delay on the part of any Party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power, or privilege hereunder shall preclude other or further exercise thereof, or be deemed to establish a custom or course of dealing or performance between the parties hereto, or preclude the exercise of any other right, power, or privilege.

K.	No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties to or parties indemnified under this Agreement, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained in this Agreement.

L.	Remedies Cumulative. The rights and remedies herein expressly provided are cumulative and may be exercised singly or concurrently and as often and in such order as the Party entitled to such right or remedy deems expedient and are not exclusive of any rights or remedies which such Party would otherwise have whether by agreement or now or hereafter existing under applicable law.

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M.	Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

N.	Examinations and Audits.
1.	Of Armored Carrier: Each Client shall take all steps reasonably necessary to ensure to the satisfaction of Wells Fargo that each Armored Carrier shall allow Wells Fargo, each Client, their respective designees, and any regulatory or supervisory body to which Wells Fargo or its affiliates is subject (“Auditors”), access to its facilities that maintain inventories of the Cash, subject to the terms and conditions of this Paragraph. Such access shall be for the purpose of allowing the Auditors to perform a physical audit of the Cash, and shall be permitted on regular Business Days during the Armored Carrier’s regular business hours at any time without prior notice, but subject to the Armored Carrier’s regular security policies. The Auditors must present proper credentials to the manager of the Armored Carrier’s facilities prior to gaining admission. The Party on whose behalf the audit is to be conducted (which, in the case of an audit by any regulatory or supervisory body, shall be the party subject to the regulation or supervision of such body) shall indemnify and hold harmless the other party and the Armored Carrier from any liability, loss, damage, cost, or expense, including reasonable attorney’s fees, arising out of any bodily injury, death, or damage to property sustained by an Auditor as a result of being on the Armored Carrier’s premises or entering or leaving therefrom, to the extent that such bodily injury, death, or damage to property does not arise from the negligence or willful misconduct of the Armored Carrier or any of its officers, agents, or employees. In addition, each Client (provided the audit is to be conducted by or on behalf of Wells Fargo) and Armored Carrier shall furnish to the Auditors their respective records relating to the Cash and the performance of Customer’s obligations under this Agreement. Customer (provided the audit is to be conducted by or on behalf of Wells Fargo) and Armored Carrier shall have the right to have an employee or agent present at all times during any examination or audit of their respective records. Armored Carrier shall have the right to have an employee present at all times during any audit conducted pursuant to this section.

2.	Of Wells Fargo: Wells Fargo shall allow each Client or its designees (“Client’s Auditors”), reasonable access to Wells Fargo’s records relating to the Cash and the performance of its obligations under this Agreement for the purpose of allowing the Client’s Auditors to perform a review of the services provided by Wells Fargo under this Agreement. Such access shall be permitted on regular Business Days during Wells Fargo’s regular

39

business hours at times mutually agreed upon by Wells Fargo and the Client’s Auditor. If Wells Fargo elects to give Client’s Auditors access to its records on Wells Fargo’s premises, the Client’s Auditors may be required to present proper credentials to the manager of such premises prior to gaining admission. Each Client shall indemnify and hold harmless Wells Fargo from any liability, loss, damage, cost, or expense, including reasonable attorney’s fees, arising out of any bodily injury, death, or damage to property sustained by a Client’s Auditor as a result of gaining access to Wells Fargo’s premises or entering or leaving therefrom, to the extent that such bodily injury, death, or damage to property does not arise from the negligence or willful misconduct of Wells Fargo or any of its officers, agents, or employees. Wells Fargo shall have the right to have an employee or agent present at all times during any examination or audit of its records.

3.	Of Amounts in Covered Machines: Each calendar month, each Client shall certify in writing to Wells Fargo, the total amount of Cash that is in all Covered Machines as of a given date selected by Wells Fargo during the preceding calendar month.
O.	Effectiveness. This Agreement shall become effective on the date on which all conditions precedent contained Section XIII. have been satisfied or waived by Wells Fargo and Wells Fargo has received a copy of this Agreement that has been executed by Wells Fargo and Clients.

P.	No Third-Party Covered Machines. No Covered Machine is or will be owned by a person other than Client.

Q.	Wells Fargo’s Records Presumed Correct. Except as otherwise expressly set forth in this Agreement, if at any time during the term of this Agreement there is a discrepancy between the records of Wells Fargo and the records of Clients or any third party, the records of Wells Fargo shall be rebuttably presumed to be correct.

R.	Construction. The Parties acknowledge that this Agreement was jointly drafted and the provisions herein shall not be construed against any Party.

S.	Joint and Several Liability. The Clients are jointly and severably liable and each Client unconditionally and irrevocably guarantees the other Client’s obligations, duties, and covenants hereunder.

T.	Wholesaling Prohibited. The services provided under this Agreement to Clients are intended for the direct benefit of Clients and no other person. If at any time Wells Fargo, in its sole determination, concludes that Cash supplied to a Covered Machine is in furtherance of a transaction in which the services provided by Wells Fargo to Clients under this Agreement are being directly or indirectly resold to a

40

third party, Wells Fargo may immediately terminate its obligations under this Agreement with respect to such Covered Machine.

U.	Patriot Act Notice; OFAC and Bank Secrecy Act. Wells Fargo hereby notifies Clients that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Client, which information includes the name and address of such Client in accordance with the Patriot Act. Each Client will provide such information and take such actions as are reasonably requested by Wells Fargo in order to assist Wells Fargo in maintaining compliance with the Patriot Act. “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001. In addition, each Client shall (a) ensure that no person, firm or entity who owns a controlling interest in or otherwise controls such Client or any subsidiary of such Client is or shall be listed on the Specially Designated National and Blocked Persons List or similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of Treasury or included in any Executive Orders, (b) not use or permit to use any funds to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, the Bank Secrecy Act, the Money Laundering Act of 1986, or any other law or legal requirement relating to money laundering, all as amended from time to time, and (c) comply, and cause its subsidiaries to comply, with all such laws and other legal requirements.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officers, as of the date and year written above.

CARDTRONICS, INC.			WELLS FARGO BANK , NATIONAL ASSOCIATION,

By:	/s/ Jack M. Antonini		By:	/s/ Jeffrey O. Rose

	Name:	Jack M. Antonini		Jeffrey O. Rose
	Title:	President & CEO		Senior Vice President

CARDTRONICS, LP

By:	CARDTRONICS, GP, INC., its general partner

	By: Name:	/s/ Jack M. Antonini Jack M. Antonini
	Title:	President & CEO

42

EXHIBIT A
Covered Machines
[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST]

EXHIBIT A-1
Covered Vcoms
[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST]

EXHIBIT A-2
Covered ATMs
[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST]

EXHIBIT B
Servicer Settlement Accounts

Servicer Names	Settlement Account Number
*	*

*	*

*	Identified separate writing between Wells Fargo and Clients.

EXHIBIT C
Servicer Letter
(Processor)
July __, 20__

Attention:

Ladies and Gentlemen:
     Wells Fargo Bank, National Association (“Wells Fargo”) has entered into, or intends to enter into, a Contract Cash Solutions Agreement with Cardtronics, Inc. and Cardtronics, LP (collectively, “Client”) (the “Contract Cash Solutions Agreement”) pursuant to which Wells Fargo shall provide U.S. currency for the operation of the Vcom and ATM machines owned, operated or managed by Client and listed on Exhibit A as the same may be supplemented from time to time by joint written notice from Wells Fargo and Client to Servicer (the “Covered Machines”). Client has also contracted with the above named addressee (“Servicer”) to perform certain services in connection with the Covered Machines pursuant to a separate agreement between Servicer and Client (the “Servicing Agreement”). The purpose of this letter agreement is to set forth certain rights and obligations of Servicer, Wells Fargo and Client.
1.	Definitions. For purposes of this letter agreement the following words shall have the corresponding meanings below:
(a)	“Cash” shall mean the U.S. currency and coin provided by Wells Fargo for the operation of the Covered Machines pursuant to the Contract Cash Solutions Agreement.

(b)	“Receivables” shall mean, for any period, an amount equal to the total amount of Cash dispensed from the Covered Machines for any given period for which Servicer is required to reimburse Wells Fargo pursuant to Section 4 of this Agreement.
2.	Ownership of Cash and Receivables. Notwithstanding that the Cash or the Receivables may be in the physical possession or custody of a party other than Wells Fargo, Servicer and Client agree that Wells Fargo shall have absolute control of all of the Cash at all times, that the Cash and the Receivables are the sole and exclusive property of Wells Fargo and that Servicer shall not at any time have any interest (including any security interest) in such Cash or Receivables.

                                        , 20___

3.	Access to Cash; Regulatory Requirements. Servicer acknowledges that it has no access to or control of the Cash and that Servicer shall not, and shall not instruct its agents and subcontractors (if any) to, physically remove the Cash from Covered Machines or hinder Wells Fargo’s physical access to the Cash. Servicer shall cooperate with Wells Fargo by furnishing all information in the possession of Servicer and reasonably required by Wells Fargo to meet regulatory requirements that Wells Fargo notifies Servicer of in writing.

4.	Settlement of Cash. Wells Fargo maintains depository accounts (each a “Settlement Account”) which shall be used to settle transactions, including electronic transfer of funds, that are consummated at the Covered Machines when Cash is dispensed from a Covered Machine. Servicer’s settlement of transactions with respect to Cash dispensed from a Covered Machine pursuant to the terms of the Servicing Agreement shall be made by wire transfer of the required amount of funds in immediately available funds into the appropriate Settlement Account. Client and Servicer each acknowledges that all Cash dispensing transactions with respect to the Covered Machines, including all charges with respect thereto, and all adjustments, chargebacks, representments and other corrections thereto will be settled to the appropriate Settlement Account. The Settlement Account for Covered Machines that are ATMs (non-Vcom) shall be Wells Fargo account no. and the Settlement Account for Covered Machines that are Vcoms shall be Wells Fargo account number . The designation of a Settlement Account may be changed only in writing by Client and Wells Fargo and Servicer shall not make payment of any settlement amounts attributable to the Covered Machines to any other account unless so instructed jointly by Client and Wells Fargo.

5.	No Obligation. Servicer shall have no rights or obligations under the Contract Cash Solutions Agreement. Wells Fargo shall have no rights or obligations under the Servicing Agreement. The sole rights or obligations between Servicer and Wells Fargo are set forth herein.

6.	Term and Termination.
(a)	Client shall promptly provide Wells Fargo with notice of any notice of termination of the Servicing Agreement. This letter agreement shall automatically terminate upon the termination of the Servicing Agreement or the Contract Cash Solutions Agreement.

(b)	Wells Fargo and Client shall each promptly provide Servicer with notice of any notice of termination of the Contract Cash Solutions Agreement.

(c)	No party shall have liability to any other party for any delay beyond the control of such party in the provision of notice pursuant to subsections (a) or (b) above.

(d)	Nothing contained herein is intended to alter the provisions for termination of the Servicing Agreement and the Contract Cash Solutions Agreement found therein,

                                        , 20___

which termination shall be permissible solely to the extent permitted under the relevant agreements and pursuant to the terms thereof.
7.	Representations and Warranties.
(a)	Representations of Client. Client represents and warrants to, and covenants with, Wells Fargo as follows:
1.	Organization. Client is a corporation, validly existing and in good standing under the laws of the State of Texas and has all necessary power and authority to own or lease its properties and to carry on its business as now being conducted.

2.	Authorization. Client has the power to enter into this letter agreement, and the execution, delivery and performance of this letter agreement has been duly authorized by all requisite action. This letter agreement when executed and delivered shall constitute the valid and binding obligation of Client.
(b)	Representations of Servicer. Servicer represents and warrants to, and covenants with, Wells Fargo as follows:
1.	Organization. Servicer is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary corporate power and authority to own or lease its properties and to carry on its business.

2.	Authorization. Servicer has the corporate power to enter into this letter agreement, and the execution, deliver and performance of this letter agreement has been duly authorized by all requisite corporate action. This letter agreement when executed and delivered shall constitute and valid and binding obligation of Servicer.
(c)	Representations of Wells Fargo. Wells Fargo represents and warrants to, and covenants with, Client and Servicer as follows:
1.	Organization. Wells Fargo is duly organized, validly existing and in good standing under the laws of the United States and has all necessary corporate power and authority to own or lease its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges material to the conduct of its business, taken as a whole.

                                        , 20___

2.	Authorization. Wells Fargo has the corporate power to enter into this letter agreement, and the execution, delivery and performance of this letter agreement has been duly authorized by all requisite corporate action. This letter agreement when executed and delivered shall constitute the valid and binding obligation of Wells Fargo.
8.	Conflicts. In the event of a conflict between the terms set forth in Section 2 of this letter agreement and the Servicing Agreement, the terms set forth in Section 2 of this letter agreement shall prevail.

9.	Governing Law. This letter agreement shall be governed by Texas law.

10.	Notices. All notices under this letter agreement shall be sent by certified first class mail, return receipt requested, postage prepaid, or other receipted express delivery services, or by facsimile with written acknowledgment of receipt, and shall be effective upon receipt:

If to Clients to:
Cardtronics, Inc.
Cardtronics, LP
3110 Hayes Road, Suite 300
Houston, Texas 77082
Attention: Michael H. Clinard
Fax: (281) 892-0151
If to Servicer to:

Attention:

Fax: (___)

If to Wells Fargo to:
Wells Fargo Bank, National Association
2500 City West Blvd., Suite 1100
Houston, Texas 77042
Attention: Jeffrey O. Rose
Fax: (713) 273-8530
11.	Amendments. The terms of this letter agreement may not be amended without the prior written consent of each party hereto.

                                        , 20___

12.	Counterparts. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original. All counterparts executed shall constitute one agreement binding all of the parties.

13.	Waiver. If a party waives any of its rights on any one or more occasions it will not be deemed to be a waiver of that party’s rights on any other occasion.

14.	Severability. Any provision of this letter agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this letter agreement and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.
     Please acknowledge your receipt and agreement with the provisions of this letter agreement by having your authorized officer execute the copy included herewith and returning it to the undersigned.

Sincerely,

CARDTRONICS, INC.

By:

Name:
Title:

CARDTRONICS, LP

By:	CARDTRONICS GP, INC., its general partner

By:

Name:
Title:

                                        , 20___

ACKNOWLEDGED AND AGREED TO THIS                      DAY OF                                         , 20___.

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Name:
Title:

EXHIBIT D
ARMORED CARRIER LETTER AGREEMENT
July __, 2007
Pendum, Inc.
4600 S. Ulster St., Suite 1325
Denver, Colorado 80237
Attention: Chief Operating Officer
Ladies and Gentlemen:
     Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States (“Wells Fargo”) has entered into, or intends to enter into, a Contract Cash Solutions Agreement with Cardtronics, Inc. and Cardtronics, LP (collectively, “Client”) (the “Contract Cash Solutions Agreement”) pursuant to which Wells Fargo shall provide U.S. currency and coins for the cash dispensement operations of the Vcom and/or ATM machines owned, operated or managed by Client and listed on Exhibit A as the same may be supplemented from time to time by joint written notice from Wells Fargo and Client to Armored Carrier (the “Covered Machines”). Client and Fiserv Solutions, Inc. (“Fiserv”) on behalf of Client have also contracted with the above named addressee (“Armored Carrier”) to perform certain currency and coin delivery and retrieval services with respect to the Covered Machines pursuant to a separate agreement between Armored Carrier and Client (the “Armored Carrier Agreement”). Client, Wells Fargo, and Armored Carrier may be referred to herein as a “Party” or “Parties” when referring to each of them.
1.	Definition. For purposes of this letter agreement, “Cash” shall mean the U.S. currency and coins provided by Wells Fargo for the cash dispensing operations of the Covered Machines pursuant to the Contract Cash Solutions Agreement.
2.	Ownership of Cash. Armored Carrier agrees that the Cash is the sole and exclusive property of Wells Fargo and that Armored Carrier shall not at any time have any interest (including any security interest or right of setoff) in such Cash and shall not setoff against the Cash any claims it may now have or claims that may accrue to it in the future against Client, Wells Fargo or any other person. Armored Carrier agrees that Wells Fargo shall have all right, title, and interest in and to the Cash, regardless of physical location, and may treat the Cash as its asset until it is dispensed from the Covered Machines. Upon demand by Wells Fargo, all Cash shall be surrendered by Armored Carrier to Wells Fargo. At no time shall Armored Carrier assert or otherwise claim any interest in the Cash that would under any circumstances be contrary to Wells Fargo’s treatment of the Cash as “vault cash” as defined in section 204.2(k) of Regulation D.
3.	Commingling of Cash. Armored Carrier acknowledges that it will not at any time commingle the Cash with any other funds it is holding or transporting; provided, that the holding of Cash in an armored vehicle or vault with other funds shall not constitute commingling of the Cash with other funds so long as the Cash shall remain segregated and separately identified from such other funds at all times.
4.	Armored Carrier Services.
(a)	Redelivery of Cash. Notwithstanding any provision of any Armored Carrier Agreement to the contrary, Wells Fargo may demand at any time, without prior notice or qualification, that all or any part of the Cash stored in the Covered Machines or otherwise in possession of Armored Carrier be delivered to Wells Fargo on a same-day basis. In response to any such demand, Armored Carrier shall use its best efforts to deliver the Cash to Wells Fargo as fast as is reasonably practicable. Unless otherwise agreed to in advance, such delivery shall be made at Wells Fargo’s expense at such reasonable service charge as shall then be determined in good faith by Armored Carrier. Such Cash shall be returned to Wells Fargo at the address that corresponds to each Covered Machine that is specified in Exhibit A.

(b)	Cash Held by Armored Carrier. When Cash is held by Armored Carrier in the Armored Carrier’s vault, all such Cash shall be kept in separate inventory until such time as the Cash is required to be placed in a specific Covered Machine or until it is requested to be returned to Wells Fargo pursuant to this letter. The Cash shall not be commingled with any other cash in the possession, custody or control of Armored Carrier.

(c)	Cash Control. At no time shall Client be given access to the Cash held by Armored Carrier, nor shall Armored Carrier give Client access to the Cash held in any Covered Machine.

(d)	Covered Machine Access. Except as may be necessary to perform the services under any Armored Carrier Agreement, including, but not limited to, loading and removing Cash to and from the Covered Machines or redelivery of Cash to Wells Fargo provided for in this letter agreement, no employee of Armored Carrier shall have the authority to access the Cash stored in any Covered Machine. Armored Carrier shall not give access to the Cash stored in any of the Covered Machines to any third party without first obtaining the agreement of Wells Fargo. Client’s maintenance providers may have access to the Covered Machines independent of Armored Carrier.
5.	Cash Discrepancy. The amount set forth in the shipping document released by a Federal Reserve Bank in connection with the release by such Federal Reserve Bank to Armored Carrier of any sealed or locked bag shall be deemed the amount of the Cash received. In the event of any discrepancy between such shipping document and the contents of a sealed or locked cash bag received by Armored Carrier from a Federal Reserve Bank, Armored Carrier shall notify Client and Wells Fargo in writing immediately of the discrepancy, and Armored Carrier shall provide reasonable assistance to Wells Fargo in presenting difference claims to the Federal Reserve Bank in accordance with Federal

Reserve Bank regulations. With respect to any Cash made available to Armored Carrier from any one of the Cash Suppliers listed on Exhibit B (each a “Cash Supplier”) or a Wells Fargo cash vault, the amount set forth on the packing slip for that Cash shipment shall be deemed the amount of Cash received. In the event of any Cash shipment discrepancy between such packing slip provided by a Cash Supplier and the contents as counted by Armored Carrier, Armored Carrier shall notify Client and Wells Fargo in writing immediately of the discrepancy, and Armored Carrier shall provide reasonable assistance to Wells Fargo in presenting difference claims. Wells Fargo and Client each agree that they shall not conceal or misrepresent any material fact or circumstance concerning the Cash delivered to Armored Carrier pursuant to this letter agreement.

6.	Reporting Requirement. Each Business Day, Armored Carrier shall use commercially reasonable efforts to provide a report to Wells Fargo by 2:00 p.m. local time, which shall contain: (i) the amount of Cash placed in each Covered Machine by Armored Carrier the immediately preceding Business Day, (ii) the amount of Cash returned to the Armored Carrier’s vault from the Covered Machines the immediately preceding Business Day, (iii) the total amount of all Cash shipments from Wells Fargo’s vault to Armored Carrier’s vault the immediately proceeding Business Day, (iv) the total amount of all Cash shipments from Armored Carrier’s vault to Wells Fargo the immediately proceeding Business Day, (v) the closing vault balance of Armored Carrier’s vault the immediately preceding Business Day, and (vi) such other additional information as Wells Fargo may reasonably request. All reports delivered by Armored Carrier shall be completed by the reporting systems selected by Wells Fargo. A “Business Day” shall mean any day other than Thanksgiving Day and Christmas Day.

7.	Recovery Plan. Armored Carrier agrees to comply with the terms of the Recovery Plan attached hereto as Exhibit C, as the same may be supplemented from time to time by joint written notice from Wells Fargo and Client to Armored Carrier.

8.	Insurance. Armored Carrier, at its own expense, shall provide and maintain insurance coverage during the complete term of the Agreement, that conforms in all material respects with the following requirements:
(a)	Workers’ Compensation Insurance. Statutory Workers’ Compensation coverage for all of its employees, including occupational disease coverage, as required by applicable law, and employer’s liability with limits of at least $1,000,000 bodily injury each accident, $1,000,000 bodily injury by disease per employee, and $1,000,000 bodily injury by disease in the aggregate. If any class of employees providing any services under the Agreement is not protected by the Workers’ Compensation statute, Armored Carrier shall provide special insurance for the protection of such employees not otherwise protected that is similar to the coverage required above. The policy shall be endorsed to include “all states” coverage (if applicable). If any Services are to be performed by Armored Carrier in North Dakota, Ohio, Washington, West Virginia or Wyoming, Armored Carrier shall purchase, in each of the aforementioned states in which Armored Carrier will be performing Services, (i) Workers’ Compensation in the State Fund

established by each such state, and (ii) Stop Gap coverage providing Employer’s liability coverage in each such state.

(b)	Commercial General Liability Insurance. Commercial General Liability Insurance written on an “occurrence” basis with a combined single limit of at least $2,000,000 per occurrence, and a general aggregate of $5,000,000, in forms providing coverage not less than the standard commercial general liability policy including hazards of operation, broad form property damage liability coverage, products/completed operations coverage, independent contractor coverage and broad form contractual coverage for liability assumed under this Agreement, to the extent insurable under the policy. The policy shall insure against claims for personal injury, bodily injury (including death), and property damage occurring on or about the site of any Services following the date of the Agreement by reason of, or as a result of, the negligent acts or omissions of Armored Carrier or any of its employees, agents or contractors. Coverage shall include (a) liability arising out of acts of agents or contractors of Armored Carrier and (b) provisions that the insurance company has a duty to defend all insureds under the policy and that defense costs are paid in addition to and do not deplete the policy limits.

(c)	Automobile Liability Insurance. Coverage for all motor vehicles operated by or for Armored Carrier, including protection for automobiles and trucks used by Armored Carrier either on or away from Client’s facilities or other sites at which Armored Carrier’s services are provided, with a combined single limit of at least $1,000,000 per occurrence for bodily injury and property damage. The policy shall include coverage for all hired, owned and non-owned vehicles.

(d)	Commercial Umbrella/Follow Form Excess Policy. Excess liability policy with limits of not less than $10,000,000 per occurrence in excess of the primary underlying policy limits. The policy must provide coverage at least as broad as the underlying policies.

(e)	All-Risk Property Insurance. Replacement cost coverage on all buildings, equipment and other property used in the performance of the Services, and Armored Carrier hereby waives any right of subrogation against Client (including, its officers, directors and employees) for any loss or damage to same. Armored Carrier shall have the option to self-insure for such coverage, but if Armored Carrier elects to self-insure, Armored Carrier shall protect Client (including its officers, directors and employees) to the same extent as it would if it had obtained an “all risk” property coverage policy covering such property.

(f)	Comprehensive. Comprehensive Crime/Money and Securities insurance with a limit of not less than the greater of (i) $50,000,000 for any Armored Carrier facility ($50,000,000 for a Armored Carrier facility without a Class II vault), (ii) $50,000,000 for property in transit, or (iii) an amount equal to the maximum amount of cash, currency and valuables held for all Clients at each Armored Carrier facility (determined on a facility by facility basis) covering all loss, damage or destruction of “Property” (as defined in this Agreement) while same is in the care, custody and control of Armored Carrier, its employees, agents or contractors or as may otherwise be the responsibility of Armored Carrier under this Agreement. The insurance shall include, but not be limited to, the following coverages:
(i)	Employee Theft/Dishonesty Coverage (including Client Property endorsement)

(ii)	In transit coverage

(iii)	On premises coverage

(iv)	Computer theft and funds transfer coverage

(v)	Joint loss payable endorsement in favor of Client and Wells Fargo

(vi)	Legal Liability coverage for loss of and/or damage or destruction of Property
(g)	General Requirements. The following general requirements shall apply to all insurance policies required to be obtained by Armored Carrier hereunder:
(i)	Armored Carrier shall maintain the foregoing insurance coverage in force at all times during the performance of any Services under the Agreement.

(ii)	Armored Carrier shall furnish Client with certificates of insurance evidencing the insurance required by this Agreement prior to the commencement of any services and at least annually from the date of the Agreement and as policies are renewed, replaced, or modified. Failure to provide the certificates will constitute a material breach and entitle Client to terminate the Agreement.

(iii)	All policies shall be written by insurance companies that are (a) lawfully authorized to do business in the jurisdiction(s) where work is being performed or services are provided and (b) carry an A.M. Best rating of “A” or better and financial category of “X” or higher. Should any policy be written on a surplus lines and non-admitted basis, Client reserves the right to approve the insurance company.

(iv)	Each policy shall include a provision requiring that at least 30 days prior written notice be given to Client in the event of cancellation, non-renewal, lowering of policy limits or exhaustion of aggregates. Armored Carrier shall provide Client with 30 days prior written notice of any material change in any policy.

(v)	Armored Carrier shall pay the premiums on all required insurance policies and the cost for such premiums shall be deemed included in the compensation payable to Armored Carrier for its services pursuant to the terms of the Armored Carrier Agreement.

(vi)	All required insurance policies, except for Workers’ Compensation and “All Risk” Property Insurance, to the extent permitted by applicable law, shall name Client and its officers, directors and employees as “additional insureds.” Any General Liability and Umbrella policy must utilize ISO endorsement form CG2010 (11/85) Additional Insured – Owners, Lessees, or Contractors (Form B) or equivalent endorsement that names Client and its officers, directors and employees as additional insureds for both ongoing operations of Armored Carrier and completed operations of Armored Carrier.

(vii)	Except where prohibited by law, all insurance policies required by this Agreement shall include a Waiver of Subrogation in favor of Client and its officers, directors and employees.

(viii)	Each of Armored Carrier’s insurance policies shall be written so as to provide primary coverage and to be non-contributing with respect to any other insurance or self insurance which may be maintained by Client.

(ix)	The insurance requirements set forth herein shall in no way limit the liability of Armored Carrier or its contractors arising under the Armored Carrier Agreement, this letter or any other agreement or as a result of any related activities.

(x)	Armored Carrier shall be responsible for the payment of any and all deductibles or SIR (“Self Insurance Retention”) applicable under its insurance policies. Armored Carrier’s deductible and/or SIR shall not exceed Armored Carrier’s current limits on any given policy, unless approved in writing by Client. Client acknowledges that Armored Carrier’s deductibles on Armored Carrier’s policies in existence at the inception of this letter agreement are acceptable and Armored Carrier agrees to notify Client in writing at least thirty (30) days in advance of any future proposed changes in such deductible and to obtain Client’s written approval prior to increasing any deductibles.

(xi)	Client shall have the right to request from time to time that Armored Carrier obtain additional insurance in connection with Armored Carrier’s performance of any of its services.
9.	Examinations and Audits Of Armored Carrier. Armored Carrier shall allow Wells Fargo, Client, their respective designees, and any regulatory or supervisory body to which Wells Fargo is subject (“Auditors ”), access to its facilities that maintain inventories of the

Cash. Such access shall be for the purpose of allowing the Auditors to perform a physical audit of the Cash, and shall be permitted on regular business days during the Armored Carrier’s regular business hours at times to be determined by the Party on whose behalf the audit is being conducted. The Auditors must present proper credentials to the manager of the Armored Carrier’s facilities prior to gaining admission and Armored Carrier shall have the right to independently verify with Wells Fargo that such auditors are authorized prior to have access to such facilities. The Party on whose behalf the audit is being conducted shall indemnify and hold harmless the Armored Carrier from any liability, loss, damage, cost, or expense, including reasonable attorneys’ fees, arising out of any bodily injury, death or damage to property sustained by an Auditor as a result of being on the Armored Carrier’s premises or entering or leaving therefrom, to the extent that such bodily injury, death or damage to property does not arise from the negligence or willful misconduct of the Armored Carrier or any of its officers, agents, or employees. In addition, Client (provided the audit is being conducted by or on behalf of Wells Fargo) and Armored Carrier shall furnish to the Auditors their respective records relating to any discrepancy in Cash settlement. Client (provided the audit is being conducted by or on behalf of Wells Fargo) and Armored Carrier shall have the right to have an employee or agent present at all times during any examination or audit of their respective records. Armored Carrier shall have the right to have an employee present at all times during any such audit.

10.	Representations, Warranties and Covenants of Armored Carrier. Armored Carrier represents, warrants, and covenants to Client and Wells Fargo as follows:
(a)	Organization. Armored Carrier is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary corporate power and authority to own or lease its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges material to the conduct of its business, taken as a whole.

(b)	Authorization. Armored Carrier has the corporate power to enter into this letter agreement, and the execution, delivery and performance of this letter agreement has been duly authorized by all requisite corporate action. This letter agreement when executed and delivered shall constitute the valid and binding obligation of Armored Carrier.

(c)	Amendment of Armored Carrier Agreement. Armored Carrier agrees to provide Wells Fargo with at least 60 days prior written notice of any amendment to any Armored Carrier Agreement that may have a material adverse effect on Wells Fargo.

(d)	Compliance with Insurance Requirements. Armored Carrier represents and warrants that at no time shall the amount of Cash contained in any delivery vehicle of Armored Carrier exceed the truck load limit set for that vehicle by Armored Carrier’s insurance carrier.

(e)	Vault Security. Armored Carrier agrees that it shall conform to any regulatory requirements imposed upon Wells Fargo with respect to security measures that are applicable to the maintenance of the Cash in Armored Carrier’s vaults.
11.	Indemnification. As between Wells Fargo and Armored Carrier, Armored Carrier shall bear all risk of loss with respect to Cash in its possession or control, including, without limitation, loss due to theft or destruction of any of the Cash, or misfeasance of malfeasance of Armored Carrier, its agents or employees; provided that the foregoing sentence shall not supersede any limitations on liability as agreed by 7-Eleven and Armored Carrier and set forth in the Armored Carrier Agreement. Armored Carrier agrees to indemnify and hold harmless Wells Fargo for loss, theft or destruction of the Cash to the same extent it is required to indemnify Client under the Armored Carrier Agreement. Armored Carrier shall not be liable or responsible for any loss of Cash: (i) due solely to the willful act or omission of Wells Fargo, its agents, or employees, (ii) that occurs after such Cash has been returned to a Cash Supplier, a Federal Reserve Bank or Wells Fargo, or (iii) that occurs before such Cash has been delivered to Armored Carrier.

12.	No Obligation. Armored Carrier shall have no rights or obligations under the Contract Cash Solutions Agreement. Wells Fargo shall have no rights or obligations under the Armored Carrier Agreement. The sole rights or obligations between Armored Carrier and Wells Fargo are set forth herein.

13.	Term and Termination.
(a)	Client shall promptly provide Wells Fargo and Armored Carrier with any notice of termination of the Armored Carrier Agreement. This letter agreement shall automatically terminate upon the termination of the Armored Carrier Agreement or the Contract Cash Solutions Agreement.

(b)	Wells Fargo and Client shall each promptly provide Armored Carrier with notice of any notice of termination of the Contract Cash Solutions Agreement.

(c)	In the event of any regulatory requirements imposed on Wells Fargo with regards to security measures in which Wells Fargo has notified Client in writing and which Client is unable to or unwilling to comply, Client may terminate this letter agreement without any liability on 30 days’ written notice to Wells Fargo.

(d)	No Party shall have liability to any other Party for any delay beyond the control of such Party in the provision of notice pursuant to subsections (a) or (b) above.
14.	Settlement of Disputes.
(a)	Conflicts. To the extent any dispute resolution terms in this letter are inconsistent with any such terms in the Contract Cash Solutions Agreement, the terms of this letter shall prevail.

(b)	Arbitration. Upon the demand of any Party, any “Dispute” shall be resolved by binding arbitration (except as set forth below in “Judicial Review of Arbitration Awards”) in accordance with the terms of this letter agreement. A “Dispute “ shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, the subject matter of this letter agreement, or any past, present or future activities, transactions or obligations of any kind related directly or indirectly to the subject matter of this letter agreement, including, without limitation, any of the foregoing arising in connection with the exercise of any self-help or any ancillary or other remedies or actions taken relating to the subject matter of this letter agreement. Notwithstanding the foregoing, a “Dispute” shall not include any claim arising out of the bodily injury to, or death of, any person. Any Party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any Party who fails or refuses to submit to arbitration following a lawful demand by any other Party shall bear all costs and expenses incurred by such other Party in compelling arbitration of any Dispute.

(c)	Rules Governing Arbitration. Arbitration proceedings shall be administered by the American Arbitration Association (“AAA”) or such other administrator as the Parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in this letter agreement. The arbitration shall be conducted at a location in Texas selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction.

(d)	Arbitration; Provisional Remedies. Except as otherwise provided in this letter agreement, no provision hereof shall limit the right of any Party to exercise self-help remedies such as setoff, or to obtain provisional or ancillary remedies, including, without limitation, injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any Party to compel arbitration hereunder.

(e)	Arbitrator Qualifications and Awards; Powers. Arbitrators must be active members of the Bar in Texas or retired judges of the state or federal judiciary of Texas with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the Governing Law, (ii) may grant any remedy or relief that a federal or state court of Texas could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Rules of Civil Procedure of the State of Texas or other applicable law. Disputes shall be decided by majority vote of a panel of three arbitrators; provided, however, that all three arbitrators must actively participate in all hearings and deliberations.

(f)	Judicial Review of Awards. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the Parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the Governing Law, and (iii) the Parties shall have, in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award, the right to judicial review of (a) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (b) whether the conclusions of law are erroneous under the Governing Law. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the Governing Law.

(g)	Arbitration; Other Matters. To the maximum extent practicable, the AAA, the arbitrators and the Parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other Party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a Party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the Parties potentially applies to a Dispute, the arbitration provision most directly related to the subject matter of the Dispute shall control. This arbitration provision shall survive the termination of this letter agreement.
15.	Notices. All notices under this letter agreement shall be sent by certified first class mail, return receipt requested, postage prepaid, or other receipted express delivery services, or by facsimile with written acknowledgment of receipt, and shall be effective upon receipt:

If to Client to:
Cardtronics, Inc.
3110 Hayes Road, Suite 300
Houston, Texas 77082
Attention: Michael H. Clinard
Fax: (281) 892-0151
If to Servicer to:
Pendum, Inc.
777 Oakmont Lane, Suite 100
Westmont, Illinois 60559
Attention: General Counsel
Fax: (630) 325-3109
with a copy to:
Pendum, Inc.
4600 S. Ulster St., Suite 1325
Denver, Colorado 80237
Attention: Chief Operating Officer
If to Wells Fargo to:
Wells Fargo Bank, National Association
2500 City West Blvd., Suite 1100
Houston, Texas 77042
Attention: Jeffrey O. Rose
Fax: (713) 273-8530
16.	Governing Law. This letter agreement shall be governed by Texas law.

17.	Amendments. The terms of this letter agreement may not be amended without the prior written consent of each Party hereto.

18.	Counterparts. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original. All counterparts executed shall constitute one agreement binding all of the Parties.

19.	Waiver. If a Party waives any of its rights on any one or more occasions it will not be deemed to be a waiver of that Party’s rights on any other occasion. Please acknowledge your receipt and agreement to the representations, covenants, warranties, and provisions of this letter agreement by having your authorized officer execute the copy included herewith and returning it to the undersigned.

Sincerely,

CARDTRONICS, INC.

By:

Name:
Title:

CARDTRONICS, LP

By:	CARDTRONICS GP, INC., its general partner

By:

Name:
Title:
ACKNOWLEDGED AND AGREED TO THIS                      DAY OF                                         , 20___.

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Name:
Title:
EXHIBIT A
Covered Machines
EXHIBIT B
Cash Suppliers
EXHIBIT C
Recovery Plan

EXHIBIT E
Maintenance Provider Letter
                                        , 20__

Attention:

Ladies and Gentlemen:
Wells Fargo Bank, National Association (“Wells Fargo”) has entered into a Contract Cash Solutions Agreement with Cardtronics, Inc. and Cardtronics, LP (collectively, “Client”) (the “Contract Cash Solutions Agreement”) pursuant to which Wells Fargo shall provide U.S. currency and coin for the dispensing from the Vcom and ATM machines (the “Cash”) owned, operated or managed by Client (the “Covered Machines”). Client has also contracted with the above named addressee (“Maintenance Provider”) to perform certain maintenance services in connection with certain of the Covered Machines (the “Serviced Machines”) pursuant to one or more written agreements between Maintenance Provider and Client or Fiserv (the “Maintenance Contracts”). The purpose of this letter agreement is to set forth certain rights and obligations of Maintenance Provider, Wells Fargo and Client.
     1. Ownership of Cash. Maintenance Provider and Client agree that Wells Fargo shall have absolute control of all of the Cash in the Serviced Machines at all times, that the Cash is the sole and exclusive property of Wells Fargo and that Maintenance Provider shall not at any time have any interest (including any security interest) in such Cash.
     2. Access to Cash. Maintenance Provider acknowledges that it has no right of control of the Cash and that Maintenance Provider shall not, and shall not instruct its agents and subcontractors (if any) to, physically remove the Cash from Serviced Machines or hinder any Armored Carrier’s physical access to the Cash. “Armored Carrier” shall mean one or more armored carriers that Client and Wells Fargo have contracted with for purposes of delivering monies to, and retrieving monies from the Covered Machines.
     3. Conflicts. In the event of a conflict between the terms set forth in Section 2 of this letter agreement and the Maintenance Contracts, the terms set forth in Section 2 of this letter agreement shall prevail.
     4. Counterparts. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original. All counterparts executed shall constitute one agreement binding all of the parties.
     5. Term. This letter is effective until Maintenance Provider receives notice of termination from Wells Fargo.

     Please acknowledge your receipt and agreement with the provisions of this letter agreement by having your authorized officer execute the copy included herewith and returning it to the undersigned. Addresses for notices can be found in Exhibit E-1 to this letter.

Sincerely,

CARDTRONICS, INC.

By:

Name:
Title:

CARDTRONICS, LP

By:	CARDTRONICS GP, INC., its general partner

By:

Name:
Title:
ACKNOWLEDGED AND AGREED TO THIS                      DAY OF                                         , 20___.

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit E-1
Addresses for Notices
If to Client to:
Cardtronics, Inc.
3110 Hayes Road, Suite 300
Houston, Texas 77082
Attention: Michael H. Clinard
Fax: (281) 892-0151
If to Maintenance Provider to:

Attention:

Fax: (___)

If to Wells Fargo to:
Wells Fargo Bank, National Association
2500 City West Blvd., Suite 1100
Houston, Texas 77042
Attention: Jeffrey O. Rose
Fax: (713) 273-8530

EXHIBIT F
Recovery Plan
[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIALITY TREATMENT REQUEST]

EXECUTION COPY
EXHIBIT G
True-up Agreement
TRUE-UP AGREEMENT
This True-up Agreement, dated as of July ___, 2007, is made by and among 7-Eleven, Inc., a Texas corporation (“7-Eleven”), Vcom Financial Services, Inc., a Texas corporation and (wholly-owned subsidiary of 7-Eleven (“7-Eleven ATM Co.”), Cardtronics, Inc. (“Cardtronics”), Cardtronics, LP (“LP”) and Wells Fargo Bank, N.A., a national banking association (“Wells Fargo”), with a joinder by Fiserv Solutions, Inc. for certain limited purposes. Capitalized terms used but not defined herein have the meanings assigned to them in Appendix A hereto.
RECITALS
     WHEREAS, the Cardtronics Entities have entered into a Purchase Agreement, dated July 1, 2007 (the “Purchase Agreement”), with the 7-Eleven Entities pursuant to which they are purchasing the right, title and interest of and to certain Machines (the “Transferred Machines”), a complete list of which is set forth on Appendix B hereto;
     WHEREAS, the Cardtronics Entities have entered into an agreement with Wells Fargo (the “Contract Cash Solutions Agreement”) pursuant to which Wells Fargo will provide Cash for the Transferred Machines;
     WHEREAS, heretofore, the 7-Eleven Entities and Wells Fargo maintained a relationship similar to that found in the Contract Cash Solutions Agreement pursuant to (i) a First Amended and Restated Contract Cash Solutions Agreement, dated as of August 13, 2004, as amended, and (ii) a Balancing and Processing Agreement, dated as of November 9, 2005 (collectively, the “7-Eleven Agreements”);
     WHEREAS, in connection with the consummation of the Purchase Agreement, responsibility for the Cash in the Transferred Machines, In-Transit and in the Vaults at the Economic Effect Time will be assumed by the Cardtronics Entities, and the Parties desire to true-up the Cash and to set forth the responsibilities of the Parties with respect to Wells Fargo’s Cash before and after the Economic Effect Time and the terms of their agreements with respect thereto; and
     WHEREAS, prior to the Economic Effect Time, the 7-Eleven Entities have responsibility for loss of Cash in the Transferred Machines, In-Transit and in the Vaults.
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:
AGREEMENT
     Section 1. True-up Procedures. (a) Wells Fargo and the 7-Eleven Entities agree and acknowledge that any Final Difference will be reconciled and paid as provided herein.
     (b) The following reports are required under this Agreement:

(i)	At the beginning of the third Business Day after the Effective Date, a report from Wells Fargo indicating the actual Cash balance in each Transferred Machine by terminal, In-Transit by Courier location and in Vaults-by-Vault, in each case as of the Economic Effect Time (the “Starting Cash Report”).

(ii)	Two Business Days prior to the Effective Date, a schedule of the Estimated Cash Balance Amount from Wells Fargo.

(iii)	As and when required under the Contract Cash Solutions Agreement, the reports referred to therein as File 1, File 2, File 3 and File 4 reports from Cardtronics.

(iv)	Until the initial reports are received from Cardtronics under clause (iii) above, the reports referred to in the 7-Eleven Agreements as File 1, File 2, File 3 and File 4 from 7-Eleven as and when provided for in such agreements.

(v)	As soon as reasonably practicable, and as frequently as is reasonably necessary to consummate the transactions contemplated by this Agreement, other available information (including Vault balancing paperwork held by the Courier), if necessary, concerning Transferred Machine activity after the Economic Effect Time.
The Parties will reasonably cooperate as is necessary to obtain the Reports.
     (c) Two Business Days prior to the Effective Date, Wells Fargo will provide a schedule of the Estimated Cash Balance Amount to Cardtronics for pre-approval of the starting Cash balance with respect to the Contract Cash Solutions Agreement.
     (d) As soon as reasonably practicable after delivery of the Starting Cash Report (and in any event by the third Business Day of delivery of the Starting Cash Report), 7-Eleven and Wells Fargo will identify and compare the Cash balance reported in the Starting Cash Report (the “Cash Balance”) with the Estimated Cash Balance Amount. Without limiting the responsibilities and obligations of the 7-Eleven Entities with respect to Cash (as defined in the 7-Eleven Agreements), Wells Fargo and 7-Eleven will work together in good faith to resolve any differences in the Estimated Cash Balance Amount and the Cash Balance in the Starting Cash Report to arrive at the Starting Cash amount to be used in the settlement of the 7-Eleven Agreements.
     (e) The Cardtronics Entities will effect at least one Replenishment Cycle as soon as is reasonably practicable after the Effective Date, and in any event within 60 days of the Effective Date.
     (f) Pursuant to the 7-Eleven Agreements, the 7-Eleven Entities bear the risk of loss of, and are responsible for, the Cash through the Economic Effect Time notwithstanding any earlier termination of such agreements. Using the Reports and other relevant information available to it, Wells Fargo will deliver the Settlement Report to 7-Eleven within 90 days after the Effective Date. Any Request from 7-Eleven must be received by Wells Fargo within 15 days after receipt by 7-Eleven of the Settlement Report. If, at any time during such 15-day period, 7-Eleven disputes any of the information contained in the Settlement Report, 7-Eleven will notify Wells Fargo in writing. Thereafter, for a period of up to 30 days, 7-Eleven and Wells Fargo will work in good faith to resolve any such disputes. If all disputes cannot be resolved by the Parties during such 30-day period, the Parties will resolve any remaining disputes using the dispute resolution process set forth in Section 3 of this Agreement. If any disputes are raised in accordance with this subsection (e), Wells Fargo will deliver a Final Settlement Report within five days after all such disputes have been resolved. If no disputes are raised, Wells Fargo will deliver a Final Settlement Report at the end of the 15-day Request/dispute period (or earlier if 7-Eleven has notified Wells Fargo prior to the end of the 15-day Request/dispute period that it has no Requests or disputes, and that it accepts the Settlement Report as delivered). On the first Business Day following the delivery of the Final Settlement Report by Wells Fargo, 7-Eleven will wire transfer any negative Final Difference to Wells Fargo. Upon payment of the Final Difference, if any, all obligations of 7-Eleven to Wells Fargo, hereunder shall have been satisfied and 7-Eleven shall have no further obligations or duties hereunder to Wells Fargo.
     (g) The Parties agree and acknowledge that, on or before the Effective Date, 7 Eleven, Wells Fargo and Cardtronics have jointly notified Fiserv, in writing the Economic Effect Time to assure settlement is credited properly. To the extent Fiserv requires additional information, consents or other instruction from the Parties in connection with settlement, the delivery by Fiserv of reports, the performance of a Swap, or otherwise, the Parties will cooperate in good faith (including with the Cardtronics Entities), and will take such action within their control as is reasonably necessary to satisfy Fiserv’s request(s). In addition, until such time as a Final Settlement Report has been delivered, Cardtronics will provide 7-Eleven or cause Fiserv and Wells Fargo to provide 7-Eleven with access to all current reports generated by Fiserv, Wells Fargo and the relevant Couriers. Wells Fargo does not object to such access.
     Section 2. Cardholder Adjustments; Loss Claims.
     (a) Wells Fargo will not be responsible for the research, reconcilement and payment, if applicable, of any Cardholder Adjustments and other claims made pursuant to Reg. E for transactions performed at a Transferred ATM. Wells Fargo will research and reconcile Cardholder Adjustments and other claims made pursuant to Reg. E for transactions performed at a Transferred Vcom, but 7-Eleven will retain responsibility for all Cardholder Adjustments before the first Replenishment Date. The Cardtronics Entities and the 7-Eleven Entities agree that, subject to the provisions of subsection (c) below, responsibility for the research, reconcilement and payment, if applicable, of all Reg. E Claims received after the Economic Effect Time are the responsibility of the Cardtronics Entities. The Parties acknowledge that Wells Fargo will continue to provide research and reconcilement services to the Cardtronics Entities after the Economic Effect Time.
     (b) Fiserv shall be responsible for the research, reconcilement and payment, if applicable, of any Cardholder Adjustments and other claims made pursuant to Reg. E for transactions performed at a Transferred ATM, but 7-Eleven will retain responsibility for all Cardholder Adjustments before the Replenishment Date.
     (c) On a monthly basis for the time period between the Economic Effect Time and the Final Settlement Report, Cardtronics will cause Fiserv and Wells Fargo, as applicable, to provide a report (“Reg. E Report”) that reflects Cardholder Adjustments, whether paid proactively or as a result of a Reg. E claim. Subsequent to the Final Settlement Report, the Reg. E Report will be produced only twice, 120 days from the Effective Date, with the final report due 180 days from the Effective Date. The Reg. E Report will indicate if the Cardholder Adjustment was related to a misdispense that occurred before or after the first Replenishment Date. Upon receipt of the Reg. E Reports, 7-Eleven will promptly pay Cardtronics for all Cardholder Adjustments made for misdispenses prior to the first Replenishment Date.
     (d) 7-Eleven will be responsible for any Shortages, and will get the benefit of any Overages, through the first Replenishment Date, and the Cardtronics Entities will be responsible for any Shortages, and will get the benefit of any Overages, after the first Replenishment Date.
     (e) Wells Fargo will not be responsible for pursuing Processor Claims, Courier Vault Claims or Courier Claims related to Transferred ATMs except as otherwise set forth herein. Wells Fargo will not be responsible for any Shortages, nor get the benefit of any Overages. Cardtronics and the 7-Eleven Entities agree that 7-Eleven is responsible for Courier Claims through the first Replenishment Date and Processor Claims and Courier Vault Claims through the Effective Date and that the Cardtronics Entities are responsible for Courier Claims, Processor Claims and Courier Vault Claims after the applicable aforementioned dates. Cardtronics will cause the Fiserv, Wells, or Pendum, as applicable, to continue to file and settle Courier Claims on behalf of 7-Eleven in the same manner as such process is currently conducted for all such Courier Claims filed through the Replenishment Date. Cardtronics will cause Fiserv and Wells Fargo, as applicable, to assist in researching and pursuing any existing claims described in this subsection. All Parties will cooperate in good faith with the others to facilitate the research and resolution of all such claims.
     Section 3. Dispute Resolution.
     The Parties agree to the following dispute resolution provisions:
     (a) Mediation. Any disputes arising hereunder shall first be referred for resolution to Wells Fargo’s, Cardtronics’ and 7-Eleven’s respective senior management designee who shall endeavor in good faith to resolve any such disputes within the limits of each such representative’s authority and within 10 Business Days from the date it is referred to them. If the respective senior management designees are unable to resolve such dispute within such ten day period, the Parties shall follow the dispute resolution procedures set forth below.
(i)	The Parties shall endeavor to settle the dispute by mediation using JAMS Mediation in Houston, Texas. Within 10 Business Days from the date that the Parties cease direct negotiations pursuant to the negotiations above, the Parties will submit to each other a written list of qualified JAMS mediators not affiliated with either of the Parties and having at least five years experience in the field of banking and ATM cash supply. Within ten days from the date of receipt of such list, the Parties shall rank the mediators in numerical order of preference and exchange such rankings. If one or more names appear on both lists, the person whose name appears on both lists and who receives the highest combined ranking shall be chosen as the mediator. If such mediator is not available to serve, they shall proceed to contact the mediator who was next highest in ranking until they are able to select a mediator.

(ii)	Each Party shall bear its own cost of mediation; provided, however, the cost charged by any independent third party mediator shall be borne equally by the Parties.

(iii)	The Parties agree that any mediation proceeding will constitute settlement negotiations for purposes of the federal and state rules of evidence and will be treated as confidential and privileged communication by the Parties and the mediator. No stenographic, visual or audio record shall be made of any mediation proceedings. All conduct, statements, promises, offers and opinions made in the course of the mediation by any Party, its agents, employees, representatives or other invitees and by the mediator shall not be discoverable or admissible for any purposes in any litigation or other proceeding involving the Parties and shall not be disclosed to any third party. The Parties agree that the obligation to conduct the mediation procedure shall be obligatory upon each of them. In the event that either Party refuses to adhere to the mediation procedure set forth herein, the other Party may bring an action to seek enforcement of such obligation in any court of competent jurisdiction. The internal dispute escalation procedures and mediation procedures set forth herein shall not limit a Party’s rights to obtain injunctive or other equitable relief as permitted herein.

(iv)	The Parties’ efforts to reach a settlement of any dispute will continue until the conclusion of the mediation proceeding. The mediation proceeding will be concluded when: (A) a written settlement agreement is executed by the Parties, or (B) the mediator concludes and informs the Parties in writing that further efforts to mediate the dispute would not be useful, or (C) the Parties agree in writing that an impasse has been reached. Notwithstanding the foregoing, either Party may withdraw from the mediation proceeding in the event such proceeding continues for more than 20 days from the commencement of such proceeding. For purposes of the preceding sentence, the proceeding shall be deemed to have commenced following the completion of the selection of a mediator as provided above. If a Party withdraws or the mediation otherwise concludes as set forth above, either Party may bring an action in a court of competent jurisdiction.

     (b) Arbitration: Upon the demand of either Party and following the unsuccessful attempts to resolve matters by dispute resolution as set forth above, any Dispute shall be resolved by binding arbitration (except as set forth below in “Judicial Review of Awards”) in accordance with the terms of this Agreement. A “Dispute” means any action, dispute, claim, or controversy arising under this Agreement that has not been resolved in accordance with subsection (a) above. Any Party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any Party who fails or refuses to submit to arbitration following a lawful demand by any other Party shall bear all costs and expenses incurred by such other Party in compelling arbitration of any Dispute. Notwithstanding the foregoing, if either party deems that time is of the essence in resolving a dispute, it may initiate arbitration and seek interim measures, if appropriate, and then comply with the requirements for negotiations and mediation as long as they are fully completed before the commencement of the final hearing on the merits in the arbitration proceeding.
     (c) Rules Governing Arbitration: Arbitration proceedings shall be administered by the American Arbitration Association (“AAA”) or such other administrator as the Parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in this Agreement. The arbitration will be conducted by three arbitrators, with each party to a Dispute selecting one arbitrator, and the two arbitrators jointly selecting a third arbitrator. If the two arbitrators cannot agree on a third arbitrator, the third arbitrator will be selected in accordance with the AAA. The arbitration shall be conducted at a location in Texas selected by the AAA or other administrator. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction.
     (d) Arbitration; Provisional Remedies: Except as otherwise provided in this Agreement, no provision hereof shall limit the right of either Party to obtain provisional or ancillary remedies, including, without limitation, injunctive relief, sequestration, attachment, garnishment, or the appointment of a receiver, from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding; provided that neither Party has the right to seek self-help remedies such as set-off. The exercise of any such remedy shall not waive the right of either Party to compel arbitration hereunder.
     (e) Arbitrator Qualifications and Awards; Powers: All Arbitrators shall be selected in accordance with the AAA Commercial Arbitration Rules. Arbitrators must be active members of the State Bar of Texas. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the Governing Law, (ii) may grant any remedy or relief that a federal or state court of Texas could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Rules of Civil Procedure of the State of Texas, or other applicable law. Disputes shall be decided by majority vote of a panel of three arbitrators; provided, however, that all three arbitrators must actively participate in all hearings and deliberations.
     (f) Judicial Review of Awards: Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $4,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the Parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the Governing Law, and (iii) the Parties shall have, in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award, the right to judicial review of (x) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (y) whether the conclusions of law are erroneous under the Governing Law. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the Governing Law.
     (g) Arbitration; Other Matters: To the maximum extent practicable, the AAA, the arbitrators and the Parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the Parties potentially applies to a Dispute, the arbitration provision most directly related to the subject matter of the Dispute shall control. This arbitration provision shall survive the termination of this Agreement.
     Section 4. General Provisions.
     (a) All notices and other communications under this Agreement will be in writing and will be deemed given when delivered personally or by overnight mail, or four days after being mailed by registered mail, return receipt requested, to a party at the following address (or to such other address as such party may have specified by notice given to the other parties pursuant to this provision):
If to 7-Eleven Entities, to:
7-Eleven, Inc.
1722 Routh Street, Suite 1000
Dallas, Texas 75201
Attention: Chief Financial Officer
If to Wells Fargo, to:

Wells Fargo Bank, N.A.
2500 City West Blvd., Suite 1100

Houston, Texas 77042
Attention: Jeffrey O. Rose
and
Wells Fargo Bank, N.A.
1445 Ross Avenue, 23rd Floor
Dallas, Texas 75202
Attention: Terry R. Dallas
If to the Cardtronics Entities, to:
Cardtronics, LP
3110 Hayes, Suite 300
Houston, Texas 77082
Attention: Michael H. Clinard
     Each of the Parties may, by notice given as provided herein, change its address for all subsequent notices.
     (b) No Party may assign any of its rights or obligations under this Agreement without the written consent of all of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
     (c) Neither this Agreement nor any provision hereof may be amended, modified, waived, discharged or terminated orally, but only by an instrument in writing duly signed by or on behalf of the Parties hereto. The headings of this Agreement are for convenience of reference only and will not define or limit the provisions hereof. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.
     (d) In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as may be reasonably requested by another Party, at the sole cost and expense of the requesting Party.
     (e) This Agreement will be construed in accordance with and governed by the internal law of the State of Texas (without reference to its rules as to conflicts of law) (“Governing Law”).
     (f) Except as otherwise provided herein, the Parties each agree that all information communicated to it by another Party relating to this Agreement, whether before the Effective Date or during the term of this Agreement, will be received in strict confidence and will be used only for the purpose of this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed as of the date first written above.

CARDTRONICS, INC.
By:
Name:
Title:

CARDTRONICS, LP

By:	CARDTRONICS GP, INC., its general partner

By:
Name:
Title:

WELLS FARGO BANK, N.A.
By:
Name:
Title:

7-ELEVEN, INC.
By:
Name:
Title:

VCOM FINANCIAL SERVICES, INC.
By:
Name:
Title:

JOINDER
Fiserv Solutions, Inc. joins in this Agreement solely for the purpose of agreeing to, and being bound by, Section 2(b) thereof.

FISERV SOLUTIONS, INC.
By:
Name:
Title:

Appendix A to Currency Bill of Sale and True-up Agreement
     “7-Eleven” is defined in the preamble.
     “7-Eleven Agreements” is defined in the fifth recital clause.
     “7-Eleven ATM Co.” is defined in the preamble.
     “7-Eleven Entities” means 7-Eleven and 7-Eleven ATM Co.
     “AAA” is defined in Section 3(c).
     “Actual Cash” is the actual amount of Cash (i) in the Transferred Machines, (ii) In-Transit, and (iii) at each Courier’s Vaults to the extent it is intended for use in Transferred Machines, in each case measured at Economic Effect Time.
     “Agreement” means the True-up Agreement to which this Appendix A is attached.
     “Business Day” means any other day than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Houston or Dallas, Texas are authorized or required to be closed for business other than retail depository business; provided, however, that for purposes of generating Reports, a Business Day shall be any day other than Thanksgiving Day and Christmas Day.
     “Cardholder Adjustments” means the adjustment made, if any, to a cardholder’s account with a financial institution or the denial of an adjustment, in either case resulting from the research of and confirmation or denial of a cardholder’s claim of an alleged partial or whole misdispense of Cash at a Transferred Machine. As an agent for Cardtronics, Fiserv, for Transferred ATMs, and Wells Fargo, for Transferred Vcoms, may also proactively make adjustments to a cardholder’s account (related to a misdispense of Cash) even if no cardholder claim has been filed.
     “Cardtronics” is defined in the preamble.
     “Cardtronics Entities” means Cardtronics and LP.
     “Cash” means U.S. currency.
     “Cash Balance” is defined in Section 1(c).
     “Contract Cash Solutions Agreement” is defined in the second recital clause.
     “Courier” means an armored courier service engaged for the staging and replenishing of Cash at the Transferred Machines.
     “Courier Claim” means the extent to which the balance of Cash in the Transferred Machines as reported by the Courier is different from the balance of Cash in the Transferred

Machines as reported by 7-Eleven or Wells Fargo, as applicable, and the difference is not the subject of a Processor Claim.
     “Courier Vault Claim” means the extent to which the balance of Cash in the Vaults as reported by the Courier is different from the balance of Cash in the Vaults as reported by 7-Eleven or Wells Fargo, as applicable, and the difference is not the subject of a Processor Claim.
     “Dispute” is defined in Section 3(b).
     “Economic Effect Time” means in the case of Transferred Vcoms, 12:00 a.m. Central Time on the Effective Date and in the case of Transferred ATMs, 3:00 p.m. Central Time on the Effective Date.
     “Effective Date” means July 16, 2007.
     “Estimated Cash Balance Amount” means an amount equal to Wells Fargo’s good faith estimate of Actual Cash as reflected on the schedule to be provided to Cardtronics in accordance with the terms of this Agreement for pre-approval of the starting Cash balance with respect to the Cardtronics Contract Cash Solutions Agreement.
     “Final Difference” means the difference between the Cash Balance and Actual Cash (including, in the case of Transferred Machines, Overages and Shortages through the first Replenishment Date).
     “Final Settlement Report” is a report delivered by Wells Fargo to 7-Eleven stating the final calculation of the Final Difference, if any, as agreed upon by 7-Eleven and Wells Fargo in accordance with the terms of this Agreement.
     “Fiserv” means Fiserv Solutions, Inc. Fiserv is currently providing services to 7-Eleven and will be continuing to provide such services to the Cardtronics Entities after purchase of the Transferred ATMs. In addition, similar on going reports will be provided to Wells Fargo by Fiserv as agent for the Cardtronics Entities to satisfy part of the obligations of the Cardtronics Entities under the Contract Cash Solutions Agreement.
     “Governing Law” is defined in Section 5(e).
     “Interim Difference” is defined in Section 1(c).
     “In-Transit” means, with respect to Actual Cash, (i) in-transit with each Courier for delivery to or as a result of pick-up from the Transferred Machines and (ii) in transit with each Courier as a result of an order to pick-up Cash from a Federal Reserve Bank or other bank for transport to the Courier’s Vault for ultimate use in the Transferred Machines.
     “LP” is defined in the preamble.
     “Machines” means the automated teller and virtual commercial (commonly referred-to as Vcom) machines being acquired by Cardtronics.

     “Machine Reports” means the written information removed by the Courier and delivered to Fiserv or Wells Fargo, as applicable, when each Transferred Machine is replenished with Cash.
     “Overage(s)” means the extent to which the amount of Cash actually present in a Transferred Machine as of a Replenishment Date as reported by the Courier is greater than the balance maintained by 7-Eleven or Wells Fargo, as applicable, based upon the transactions reported by Fiserv or Wells Fargo, as applicable, that have occurred at that Transferred Machine since the last time that Transferred Machine was replenished with Cash.
     “Parties” means the Cardtronics Entities, Wells Fargo and the 7-Eleven Entities.
     “Processor Claims” means the extent to which the amount of Cash dispensed from a Transferred Machine as reported by the Courier is different from the Cash dispensed as reported by Fiserv or Wells Fargo, as applicable.
     “Purchase Agreement” is defined in the first recital clause.
     “Reg. E Claims Amount” means the aggregate amount necessary to satisfy valid Reg. E Claims related to each Transferred Machine that are attributable to transactions that have occurred starting on the date six months prior to the Effective Date and ending on its first Replenishment Date.
     “Reg. E Claims” means Cardholder Adjustments and other claims made pursuant to Reg. E.
     “Reg. E Report” is defined in Section 2(b).
     “Replenishment Cycle” means each date when a complete cycle of replenishment of all Transferred Machines has been completed, i.e., a Replenishment Date for each Transferred Machine shall have occurred.
     “Replenishment Date” means, for each Transferred Machine, each date when a Swap occurs for such Transferred Machine.
     “Reports” means the reports referred to in Section 1(b).
     “Request” means a written request for additional information or clarification regarding any Final Difference reflected in the Settlement Report.
     “Service Report” is a report utilizing the current reporting systems now in effect that is delivered on each Business Day reflecting each Transferred Machine serviced and Cash Swapped by a Courier since the preceding report and the Cash balance in each Transferred Machine at the time of service, together with corrections and adjustments input in the reporting system being used by Wells Fargo.

     “Settlement Report” means a Wells Fargo report detailing the Final Difference established by Wells Fargo on a Transferred Machine-by-Transferred Machine basis and a Vault-by-Vault basis, or stating that the Cash Balance as reported in the Starting Cash Report and Actual Cash are equal.
     “Shortage(s)” means the extent to which the amount of Cash actually present in a Transferred Machine as of a Replenishment Date as reported by the Courier is less than the balance maintained by 7-Eleven or Wells Fargo, as applicable, based on the transactions reported by Fiserv or Wells Fargo, as applicable, that have occurred at that Transferred Machine since the last time that Transferred Machine was replenished with Cash.
     “Starting Cash Report” is defined in Section 1(b)(i).
     “Swap” means a procedure in which all of the Cash in a Transferred Machine is removed and replaced with the ordered Cash replenishment amount.
     “Transferred ATMs” means Transferred Machines that are not Vcom Machines.
     “Transferred Machines” is defined in the first recital clause.
     “Transferred Vcoms” means Transferred Machines that are commonly referred to as Vcoms.
     “Vault(s)” means that portion of each Courier’s vault listed on Appendix C hereto that contains Cash owned by Wells Fargo that is intended for use in the Transferred Machines.
     “Wells Fargo” is defined in the preamble.

EXHIBIT H
Form of Bank Report
See attached
Contract Cash Reports

Report Frequency &
Report & Report Pages	Page Description	Format
Actual Position Export	A report which provides daily GL balances for ATMs, vendor vaults, and vendor difference lines. This information can be used to determine the over all position of ATMs and vendors.	Daily Excel report

Over/Short Report Resolved ATM Cash Difference	A cumulative report of past Over/Shorts that have been reported and resolved. This reports can be used to reference Over/Shorts which have been reported for customer’s ATMs.

Over/Short Report Non Resolved ATM Cash Difference	A report that tracks all Over/Shorts that have been reported and have yet to be resolved.	Daily Excel report

Outstanding Claims Resolved	Provides detailed information regarding settled Claims/Outages that Wells Fargo has pursued with the Vendor on behalf of client. The dollar threshold on Claims/Outages is set by the customer.

Outstanding Claims Vendor Issues	Listing of all vendor issues with balancing ATMs or the vendor vaults, also known as the Vendor report cards. This report can be used to track vendor reporting issues. ATMs that have not been balanced during the month will be included on the last report of each month

Outstanding Claims Claim Payment Received	Sample Claim Payment. This notice is sent when Wells Fargo pays a claim and can be used as written documentation of when a claim is paid.	Weekly Excel report

Proposed Write Offs <Month> <Year> Month End	A mid month report which contains a summary of outages greater than 60 days that will be written off at month end. This provides information regarding up coming month end write offs.

Proposed Write Offs Armored Vendor #1	This reports provides details by vendor, of the proposed write offs for the month.	Monthly Excel report (sent mid month)

Write Offs <Month> <Year> Month End	This report, sent at the end or the month, contains a summary of all outages greater than 60 days. These outages will be charged off at the end of the month.

Write Offs Armored Vendor #1	This report provides details by vendor, of the write offs for the month.	Monthly Excel report (sent at month end)

Vault Summary	Summary report of vault activity keyed into iCom which can be used to track/review vender reporting. The summary can be customized to list only the denominations used by the customer.	Daily Excel report